Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER  5, 2005

AMONG

ARH  MORTGAGE INC.,

AIRLIE OPPORTUNITY MASTER FUND, LTD.

AND

UNITED FINANCIAL MORTGAGE CORP.

Table of Contents	Page

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SCHEDULE I

SCHEDULE II

COMPANY DISCLOSURE SCHEDULE

ANNEX A	Form of Voting Agreement

ANNEX B	Company Preferred Stock Repurchase Agreement

ANNEX C	Form of Consulting Agreement among the Purchaser, the Company and Joseph Khoshabe

ANNEX D	Form of Employment Agreement among the Purchaser, the Company and Steve Y. Khoshabe

ANNEX E	Form of Opinion of the Purchasers’ Counsel

ANNEX F	Form of Opinion of the Company’s Counsel

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AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2005 (this “Agreement”), among ARH Mortgage Inc., a Delaware corporation (the “Purchaser”), Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership and the sole shareholder of the Purchaser (the “Purchaser Parent,” and together with the Purchaser, the “Purchasers”), and United Financial Mortgage Corp. (the “Company”), an Illinois corporation.

RECITALS

WHEREAS, the respective boards of directors of the Purchaser and the Company, and the partners of the Purchaser Parent, have determined that it is in the best interests of their respective companies and their shareholders or partners, as the case may be, to consummate the transactions being considered herein pursuant to which the Purchasers shall acquire control of the Company through the merger of the Merging Subsidiary, as defined below, with and into the Company (the “Merger”) with the Company being the surviving corporation (the “Surviving Corporation”); and

WHEREAS, pursuant to the terms of this Agreement, each issued and outstanding share of Company Common Stock (excluding Dissenting Shares and Treasury Stock), each as defined below, shall be exchanged for cash in an amount equal to $5.64 per share, and each issued and outstanding share of common stock of the Merging Subsidiary, as defined below, shall be exchanged for one (1) share of common stock of the Surviving Corporation, no par value per share; and

WHEREAS, as a material inducement to the Purchasers to enter into this Agreement, simultaneously with the execution of this Agreement, each Director Shareholder, as defined below, is entering into an agreement, in the form of Annex A hereto (collectively, the “Voting Agreements”), pursuant to which the Director Shareholders have agreed, subject to the terms and limitations set forth in the Voting Agreements, among other things, to vote their shares of Company Common Stock in favor of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the consummation of the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01  Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitutes a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitutes a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Agency” means the FHA, the FHLMC, the FMHA (now RHCDS), the FNMA, the GNMA, HUD, the VA, RHS or a State Agency, as applicable.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“AmPro” means AmPro Mortgage Corporation.

“AmPro Acquisition” means the acquisition by the Company pursuant to the AmPro Agreement.

“AmPro Agreement” means the definitive agreement between AmPro and the Company, dated May 4, 2005, pursuant to which the Company has agreed to acquire certain business divisions of AmPro, as such agreement may be amended, revised, supplemented or otherwise modified from time to time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Illinois are authorized or obligated to close.

“Certificate” means a certificate evidencing shares of Company Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Benefit Plans” has the meaning set forth in Section 5.01(o)(i).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” means shares of the common stock of the Company, no par value per share.

“Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

“Company Employees” has the meaning set forth in Section 5.01(o)(i).

“Company Financial Advisor” means Ryan Beck & Co., Inc.

“Company Financial Statements” has the meaning set forth in Section 5.01(g).

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company or any predecessor of or any successor to the Company (or to another such predecessor or successor).

“Company Loan Property” has the meaning set forth in Section 5.01(q).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Options” means the options to acquire Company Common Stock issued under any Company Stock Incentive Plan.

“Company Pension Plan” has the meaning set forth in Section 5.01(o)(ii).

“Company Preferred Stock” means shares of the preferred stock of the Company, no par value per share.

“Company Preferred Stock Repurchase Agreement” has the meaning set forth in Section 3.05.

“Company Restricted Stock” means the Company’s restricted stock under any Company Stock Incentive Plan.

“Company Restricted Stock Award” means a grant of restricted stock under any Company Stock Incentive Plan.

“Company SEC Reports” has the meaning set forth in Section 5.01(bb).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Incentive Plan” means, either or both, as appropriate, the Company’s 1993 Non-Qualified and Incentive Stock Option Plan or the Company’s 2004 Stock Incentive Plan.

“Company Termination Reimbursement Amount” has the meaning set forth in Section 8.02(c)(ii).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 9, 2005, between the Company and Airlie Enterprises LLC.

“Consideration” has the meaning set forth in Section 3.01(a).

“Custodial Account” means all funds held or directly controlled by the Company with respect to any Mortgage Loan, including, but not limited to, all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

“Delinquent Loan” means those Mortgage Loans which, as of the Closing Date, are more than sixty (60) days delinquent or past due more than two (2) payments.

“Derivative Transactions” has the meaning set forth in Section 5.01(t)(iii).

“Director Shareholder” means each director of the Company who is a Shareholder.

“Dissenting Shares” has the meaning set forth in Section 3.07.

“Environmental Laws” has the meaning set forth in Section 5.01(q)(ii).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Corporate Stock Transfer, Inc., or such other exchange agent as may be designated by the Purchasers and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.03.

“Exchange Agent Agreement” means the agreement among the Purchasers and the Exchange Agent, to be entered into subsequent to execution of this Agreement, relating to the obligations, rights and procedures set forth in Section 3.03 hereto, the terms of which shall be reasonably acceptable to the Company.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FHA” means the Federal Housing Administration.

“FMHA” means the Farmers Home Administration, now known as RHCDS, or Rural Housing and Community Development Services.

“FNMA” means the Federal National Mortgage Association.

“FHLMC” means the Federal Home Loan Mortgage Corporation.

“GAAP” means accounting principles generally accepted in the United States of America.

“GNMA” means the Government National Mortgage Association.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.01(q)(ii).

“HUD” means the United States Department of Housing and Urban Development.

“Illinois Business Corporation Act” means the Illinois Business Corporation Act of 1983, as amended from time to time.

“Indebtedness” with respect to any Person means (a) any obligation of the Person for borrowed money, including, without limitation: (i) any obligation or liabilities incurred for all or any part of the purchase price of property, stock or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not the Person has assumed or become liable for the payment of the obligation) secured by Liens; (iii) the face amount of all letters of credit issued for the account of the Person and all drafts drawn thereunder; (iv) capitalized lease obligations; (v) all guarantees of the Person; (vi) annual employee bonus obligations that are not accrued on the Company’s most recent balance sheet provided to the Purchasers; (vii) installment purchases; and (viii) unpaid retroactive insurance premium obligations.

“Indemnified Party” and “Indemnifying Parties” have the meanings set forth in Section 6.08(a).

“Insurance Policies” has the meaning set forth in Section 5.01(x).

“Insurer” means the FHA, VA, RHS or any private mortgage insurer that insures or guarantees all or any portion of the risk of loss upon default by a Mortgagor under any Mortgage Loan or any other insurer that provides policies of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the collateral securing a Mortgage Loan.

“Investment Commitment” means the optional or mandatory commitment of the Company to sell to any Person, and a Person to purchase from the Company, a Mortgage Loan or an interest in a Mortgage Loan owned or to be acquired by the Company.

“Investor” means FNMA, FHLMC, GNMA or any other Person having the beneficial interest in a Mortgage Loan, or any purchaser or prospective purchaser of a Mortgage Loan.

“Investor Commitment” means the commitment of an Investor to purchase a Mortgage Loan owned by the Company.

“Investor Requirements” means any requirement, guide or indication set forth by the Investor(s) with which the Company is obligated to comply in the delivery of Mortgage Loans under an Investor Commitment or the Servicing of the Mortgage Loans, including but not limited to applicable rules, regulations, directives, guidelines, and instructions and the Servicing Agreements.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to the Company (including references to the Company being aware of a particular matter) means those facts that are known by the directors of the Company or, upon reasonable inquiry, to any of Steve Y. Khoshabe, Jason K. Schiffman, Michael A. Kraft, Robert L. Hiatt or Christian P. Kloster, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by the Company. “Knowledge” as used with respect to any other Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, or in the case of the Purchaser Parent, the senior officers and general partners of the Purchaser Parent, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” means all leases, subleases, licenses and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, real property.

“Lending Policies” means the written policies and procedures used by the Company in the origination and administration of the Mortgage Loans and any applicable rules or regulations of Governmental Authorities.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loan Documents” means each agreement, contract, instrument or other document evidencing or governing, or executed and delivered by an obligor in connection with, any Mortgage Loan, including documentation in respect of guarantees and security interests granted or delivered by an obligor in connection with such Mortgage Loan.

“Loan File” means all documents, whether on hard copy, computer record, microfilm, imaged copies, or any other format, evidencing and pertaining or relating to the processing and origination of Mortgage Loans, as the case may be, including without limitation, all documents in the Company’s possession that are necessary to comply with or close a Mortgage Loan in accordance with applicable Mortgage Loan Requirements.

“Loan Reserve Policies” means any and all loan loss or loan reserve policies of the Company.

“Material Adverse Effect” means (a) with respect to the Company, any effect that is material and adverse to the financial position, results of operations or business of the Company or which would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially impairs the ability of the Company to consummate the Merger; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws relating to mortgage banking or mortgage lending and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to mortgage bankers, mortgage lenders or mortgage brokers generally, (iii) changes in general economic conditions (including interest rates) affecting mortgage bankers, mortgage lenders or mortgage brokers generally, (iv) factors affecting the financial markets as a whole (which factors do not disproportionately affect the Company as compared to other companies in its industry in any material respect), (v) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (vi) reasonable expenses incurred in connection with the Merger and (vii) the effects of any action or omission taken with the prior consent of the Purchasers or as otherwise expressly permitted by this Agreement (including compliance with the covenants contained in this Agreement); and (b) with respect to the Purchasers, any effect that materially impairs the ability of the Purchasers to make payment on the Closing Date of the aggregate Consideration or otherwise materially impairs the ability of the Purchasers to consummate the Merger.

“Material Contracts” has the meaning set forth in Section 5.01(m)(i).

“Merger” has the meaning set forth in the Recitals.

“Merging Subsidiary” means a wholly-owned subsidiary corporation of the Purchaser to be organized in the State of Illinois in connection with the execution of this Agreement and for the sole purpose of effecting the Merger.

“Mortgage” means a mortgage, deed of trust or other instrument pledging property as security for payment of a Mortgage Note.

“Mortgage Loan” means an individual mortgage loan that has been originated, serviced, owned or financed by the Company in the course of its business and for which under any legal theory, law or regulation the Company continues to hold an interest or continues to have any liability or obligation, which may include Servicing Rights and the obligations that would accompany such Servicing Rights.

“Mortgage Loan Requirements” means the (i) federal, state, local or foreign laws, rules, standards, requirements, administrative rulings, orders, or processes applicable to the processing, origination and servicing of Mortgage Loans, (ii) applicable responsibilities and obligations set forth in any agreement between the Company and an Agency, Investor or Insurer, and (iii) applicable requirements of an Investor, Agency or Insurer with respect to the processing or origination of Mortgage Loans.

“Mortgage Note” means a promissory note evidencing a Mortgage Loan secured by a Mortgage.

“Mortgagor” means the obligor on a Mortgage Note.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Pool” means a group of Mortgage Loans that collateralize a mortgage-backed or asset-backed security issue.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Benefit Plans” has the meaning set forth in Section 6.09(a).

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.

“Purchaser Termination Reimbursement Amount” has the meaning set forth in Section 8.02(c)(i).

“Person” means any individual, bank, corporation, general, limited or limited liability partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement” means the proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“RHS” means the Rural Housing Service of the U.S. Department of Agriculture, or any successor thereto.

“Sales Commitments” means commitments of the Company to sell Mortgage Loans.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Servicing Agreement” means each agreement between the Company and another Person (including an Investor) under which a Mortgage Loan is serviced or otherwise affecting the Servicing Rights.

“Servicing Rights” or “Servicing” means all of the Company’s obligations to service the Mortgage Loans in accordance with the Mortgage Loan Requirements, and all of the Company’s rights to receive the servicing fee income and any and all ancillary or other income including, without limitation, prepayment fees, premiums, late charge income, and all of the Company’s rights to hold and administer the related escrows and the records arising from or connected to any of the servicing of the Mortgage Loans that are owned by the Company as of the Closing Date.

“Shareholders” means shareholders of Company Common Stock immediately prior to consummation of the Merger.

“State Agency” means any state agency with authority to (i) regulate the businesses of the Company, including without limitation any state agency with authority to determine the investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company, or (ii) regulate the Company’s ability to originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with the Company Financial Advisor, to be more favorable from a financial point of view to the Shareholders than the Consideration, (ii) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on the advice from the Company Financial Advisor, is highly likely to be obtained by such third party.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Authority” and “Tax Authorities” means any Governmental Authority responsible for the assessment or collection of any Tax.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Treasury Stock” means shares of Company Stock held by the Company, or by the Purchasers, in each case other than in a fiduciary (including custodial or agency) capacity.

“VA” means the United States Department of Veterans Affairs, or any successor thereto.

“Voting Agreements” has the meaning set forth in the Recitals.

“Warrant” has the meaning set forth in Section 3.06.

ARTICLE II

THE MERGER

Section 2.01  The Merger.

(a)  The Merger. Subject to the terms and conditions of this Agreement, the Merging Subsidiary shall merge with and into the Company in accordance with the provisions of Article 11 of the Illinois Business Corporation Act. Upon consummation of the Merger, the separate corporate existence of the Merging Subsidiary shall terminate and the Company shall be the Surviving Corporation operating under the laws of the State of Illinois.

(b)  Articles and Bylaws. The Company Articles and Company Bylaws as in effect immediately prior to consummation of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(c)  Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation shall be the directors of the Merging Subsidiary immediately prior to the Merger. The executive officers of the Surviving Corporation shall be the executive officers of the Company immediately prior to the Merger.

(d)  Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Company Articles immediately prior to the Merger.

(e)  Effect of the Merger. On the Closing Date, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.02  Closing. A closing (the “Closing”) shall take place at the principal offices of Thacher Proffitt & Wood llp (“Thacher Proffitt”) at 10:00 a.m., Eastern Time, on October 31, 2005 or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Purchasers and the Company the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01  Consideration. Subject to the provisions of this Agreement, on the Closing Date, automatically by virtue of the Merger and without any action on the part of any Person:

(a)  Company Common Stock. Subject to the provisions of this Agreement, automatically by virtue of the Merger and without any action on the part of any Person, (i) each share of Company Common Stock issued and outstanding immediately prior to the Merger (excluding Dissenting Shares and Treasury Stock) shall be converted into the right to receive cash in an amount equal to $5.64 (the “Consideration”), and (ii) each Certificate representing issued and outstanding Company Common Stock shall, after the Closing Date, represent only the right to receive the Consideration specified in clause (i) above. Shareholders of the Company shall not be required or permitted to exchange Certificates evidencing Company Common Stock for certificates evidencing common stock of the Surviving Corporation upon consummation of the Merger.

(b)  Outstanding Merging Subsidiary Common Stock. Each share of common stock of the Merging Subsidiary issued and outstanding immediately prior to the Closing Date shall automatically by virtue of the Merger and without any action on the part of any Person be converted into one (1) share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, no par value per share.

(c)  Treasury Stock. Each share of Company Common Stock held as Treasury Stock immediately prior to the Closing Date shall be canceled and retired on the Closing Date and no consideration shall be issued in exchange therefor.

Section 3.02  Rights as Shareholder. As of the Closing Date, Shareholders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Surviving Corporation other than the right to receive the Consideration provided under this Article III.

Section 3.03  Exchange Procedures. The parties hereto shall enter into the Exchange Agent Agreement prior to the Closing Date, which shall provide the following:

(a)  No later than three (3) Business Days following the Closing Date, the Purchasers shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

(b)  At or prior to the Closing Date, the Purchasers, without duplication, shall deliver to the Exchange Agent for the benefit of the holders of Certificates (other than the holders of Dissenting Shares and Treasury Stock) an amount of cash equal to the aggregate Consideration for payment of the aggregate Consideration to such holders of Certificates.

(c)  Each holder of any outstanding Certificate (other than holders of Dissenting Shares and Treasury Stock) who surrenders such Certificate (or other appropriate documentation under Section 3.03(d) below) to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall evidence ownership of only the right to receive the Consideration without interest.

(d)  The Exchange Agent shall not be obligated to deliver the Consideration until the Shareholder surrenders a Certificate as provided in this Section 3.03, or, in default thereof, presents appropriate documentation as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)  Any portion of the cash delivered to the Exchange Agent by the Purchasers pursuant to Section 3.03(b) that remains unclaimed by the Shareholders for six months after the Closing Date shall be delivered by the Exchange Agent to the Purchasers, as directed by the Purchasers. Any Shareholders who have not theretofore complied with Section 3.03(c) shall thereafter look only to the Purchasers for the Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Purchasers (and to the extent not in the Purchasers’ possession shall be delivered to the Purchasers), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any Shareholder for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws in accordance with this Section 3.03(e). The Purchasers and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Consideration, which books shall be conclusive with respect thereto.

(f)  The Exchange Agent or the Purchasers shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of Certificates an amount of Taxes that is attributable to the making of such payment under the Code, or any provision of state, local or foreign Tax law, including without limitation, all sales, use, transfer, income and other applicable Taxes. To the extent that amounts are so withheld by the Exchange Agent or the Purchasers, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

Section 3.04  Company Options and Restricted Stock. Prior to and effective as of the Closing Date, the Company shall take all such action as is necessary to terminate the Company Stock Incentive Plan and shall provide written notice to each holder of a then-outstanding Company Option (whether or not such Company Option is then vested or exercisable) that such Company Option shall be, as at the date of such notice, fully vested and exercisable in full and that such Company Option shall terminate on the Closing Date and that, if such Company Option is not exercised or otherwise terminated on or before the Closing Date, such holder shall be entitled to receive in cancellation of such Company Option a cash payment from the Company at the Closing in an amount equal to the excess of the Consideration over the per share exercise price of such Company Option, multiplied by the number of shares of Company Common Stock covered by such Company Option, subject to any required withholding of Taxes. Similarly, prior to and effective as of the Closing Date, the Company shall provide written notice to each holder of a then-outstanding unvested Company Restricted Stock Award that such Company Restricted Stock Award shall be cancelled as of the Closing Date and such holder shall be entitled to receive in cancellation of such Company Restricted Stock a cash payment from the Company at the Closing in an amount equal to the Consideration multiplied by the number of shares of Company Common Stock covered by such Company Restricted Stock Award which has been cancelled, subject to any required withholding of Taxes. The Company shall obtain the written acknowledgement of each holder of a then-outstanding Company Option and then-outstanding unvested Company Restricted Stock Award with regard to the cancellation of such Company Option or Company Restricted Stock Award and the payment therefor in accordance with the terms of this Agreement.

Section 3.05  Company Preferred Stock. The Company has entered into an agreement with the sole owner of the Company Preferred Stock, a copy of which is attached hereto as Annex B (the “Company Preferred Stock Repurchase Agreement”), in which the owner of the Company Preferred Stock has agreed to sell and the Company has agreed to purchase all of the outstanding Company Preferred Stock, effective immediately prior to the Closing Date, at which time such owner shall be entitled to receive a purchase price in consideration for such Company Preferred Stock in an amount equal to $5,000 per share of Company Preferred Stock, plus a pro-rated cash dividend per share of Company Preferred Stock for the period beginning May 1, 2005 through, but not including, the Closing Date (based on an annual cash dividend per share of $611.11). The Company shall take all such action as is necessary to repurchase and retire the Company Preferred Stock effective immediately prior to the Closing Date. The Company shall obtain the written acknowledgement of the sole owner of the Company Preferred Stock with regard to the repurchase and retirement of such Company Preferred Stock and the payment therefor in accordance with the terms of this Section 3.05 and the Company Preferred Stock Repurchase Agreement.

Section 3.06  Warrants. Prior to the Closing Date, the Company shall provide written notice to Maxim Partners, LLC as the holder of a certain warrant dated December 15, 2003 by and between the Company and Maxim Partners LLC (the “Warrant”) to the effect that, from and after the Closing Date, the holder(s) of the Warrant will be entitled to receive, upon proper exercise of the Warrant, a cash payment in an amount equal to the Consideration multiplied by the number of shares of Company Common Stock for which the Warrant is exercised.

Section 3.07  Dissenting Shares. A Shareholder who has perfected his or her right to dissent from the Merger under Section 11.70 of the Illinois Business Corporation Act and who has not effectively withdrawn or lost such rights as of the Closing Date with respect to his or her shares of Company Common Stock (the “Dissenting Shares”) shall not have a right to receive the Consideration specified in Section 3.01(a) hereof, and such Shareholder of Dissenting Shares shall be entitled only to such rights as are granted by such provisions of the Illinois Business Corporation Act. If any Shareholder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such Shareholder shall thereupon be treated as though it had the right to receive the aggregate Consideration to which such Shareholder would be entitled pursuant to Section 3.01(a) hereof. The Company shall give the Purchasers prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Illinois Business Corporation Act.

ARTICLE IV

ACTIONS PENDING ACQUISITION

Section 4.01  Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Purchasers, the Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent mortgage banking and mortgage lending practices and in compliance in all material respects with all applicable laws and regulations. The Company will use its commercially reasonable efforts to (i) preserve its business organization intact, except as set forth in (iii) below, (ii) keep available to itself and the Purchasers the present services of the current officers and employees of the Company, (iii) dissolve the Company’s wholly-owned Subsidiaries, PlusFunding-Com, Inc. and PlusFunding Mortgage, Inc., and (iv) preserve the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by the Purchasers, the Company shall not:

(a)  Capital Stock. Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b)  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)  Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or grant any salary or wage increase or increase any employee benefit or grant or pay any incentive or bonus other than commissions to loan officers paid in the ordinary course of business consistent with past practices pursuant to compensation arrangements existing as of the date hereof and consistent with Section 5.01(h)(iii)(A) of the Company Schedule.

(d)  Hiring. Hire any person as an employee of the Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company.

(e)  Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to the Purchasers, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Company Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, other than as specifically provided in any Company Stock Incentive Plan or as contemplated by this Agreement.

(f)  Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)  Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company.

(h)  Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business or properties of any other entity.

(i)  Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)  Governing Documents. Amend the Company Articles or Company Bylaws.

(k)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)  Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m)  Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company.

(n)  Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)  Derivatives Transactions. Enter into any Derivatives Transaction, except in the ordinary course of business consistent with past practice.

(p)  Indebtedness. Incur any Indebtedness other than in the ordinary course of business consistent with past practice.

(q)  [Reserved].

(r)  [Reserved].

(s)  Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)  Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subparagraph (t), “material” shall mean affecting or relating to $100,000 of taxable income.

(u)  Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by the Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which the Company is a party or by which the Company or any of its properties is bound.

(v)  Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)  Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 4.02  Covenants of the Purchasers. From the date hereof until the Closing Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, the Purchasers will not:

(a)  Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(b)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01  Representations and Warranties of the Company. Except as set forth in a schedule delivered by the Company to the Purchasers (the “Company Disclosure Schedule”) on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV, the Company hereby represents and warrants to the Purchasers as follows:

(a)  Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing in each foreign jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had and is not reasonably likely to have a Material Adverse Effect on the Company.

(b)  Company Capital Stock. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which 6,042,943 shares are outstanding as of the date hereof, and 5,000,000 shares of Company Preferred Stock, of which 63 shares are outstanding as of the date hereof. As of the date hereof, 176,700 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company and no shares of Company Stock were reserved for issuance, other than 495,450 shares of Company Common Stock reserved for issuance upon the exercise of Company Options in accordance with their terms and 48,000 shares of Company Common Stock subject to Company Restricted Stock Awards (of which 38,400 shares of Company Restricted Stock are unvested). The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock and the Company Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.01(b) of the Company Disclosure Schedule sets forth a true and correct list of the beneficial and record holder(s) of the Company Preferred Stock. Section 5.01(b) of the Company Disclosure Schedule also sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share as well as each unvested Company Restricted Stock Award, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Restricted Stock Award and the number of shares of Company Restricted Stock that are currently unvested. Except as set forth in this Section 5.01(b), the Company does not have any Rights issued or outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

(c)  Subsidiaries. Except as set forth in Section 5.01(c) of the Company Disclosure Schedule, the Company has no Subsidiaries. Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, except as set forth in Section 5.01(c) of the Company Disclosure Schedule.

(d)  Corporate Power; Minute Books. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by the Company’s Shareholders. The minute books of the Company contain true, complete and accurate records of all meetings and other corporate actions held or taken since July 1, 2002 by the Company’s Shareholders and the Company Board (including committees of the Company Board).

(e)  Corporate Authority. Subject to the approval of this Agreement by the Shareholders of the Company, this Agreement and the Merger have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s Shareholders for approval at a meeting of such Shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Merger. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Purchasers, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)  Regulatory Approvals; No Defaults.

(i)  No licenses, consents, approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for (A) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock, (B) as set forth in Section 5.01(f)(i) of the Company Disclosure Schedule, and (C) licenses, consents, approvals, waivers, filings or registrations, the failure to obtain or make (as applicable) which will not have or is not reasonably likely to have a Material Adverse Effect on the Company. As of the date hereof, the Company is not aware of any reason why the licenses, consents, approvals or waivers set forth above and referred to in Section 7.03(i) will not be received in a timely manner.

(ii)  Subject to receipt, or the making, of the licenses, consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, the Company Articles or the Company Bylaws, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected, other than violations, conflicts, breaches or defaults under clause (C) that will not have a Material Adverse Effect on the Company or that will be cured or waived prior to the Closing Date.

(g)  Financial Statements. The Company has previously made available to the Purchasers copies of (i) the balance sheets of the Company as of April 30 for the fiscal years 2003 through 2005, inclusive, and the related statements of income, shareholders’ equity and cash flows for each of the fiscal years 2003 through 2005, inclusive, as included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 30, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Crowe Chizek and Company LLC, registered independent public accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company and the related unaudited statements of income for the months ended May 31, 2005 and June 30, 2005 ((i) and (ii), collectively, the “Company Financial Statements”). The April 30, 2005 financial statements of the Company (including the related notes, where applicable) fairly present the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 5.01(g) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, subject to recurring audit adjustments normal in nature and amount and the absence of footnotes. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Chizek and Company LLC has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h)  Absence of Certain Changes or Events.

(i)  Since April 30, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(ii)  Since April 30, 2005, the Company has carried on its business only in the ordinary and usual course of business consistent with past practice (except for actions taken with respect to the AmPro Acquisition and the incurrence of expenses and other actions taken in connection with this Agreement and the transactions contemplated hereby).

(iii)  Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule, since April 30, 2005, the Company has not (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of April 30, 2005 (which amounts are included in Section 5.01(h)(iii) of the Company Disclosure Schedule), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Stock, (C) effected or authorized any split, combination or reclassification of any of the Company Stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company Stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date hereof in accordance with their present terms, (D) changed any accounting methods (or underlying assumptions), principles or practices of the Company affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any Tax election or any settlement or compromise of any income Tax liability by the Company, (F) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Mortgage Loans, (G) suffered any strike, work stoppage, slow-down, or other labor disturbance, (H) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (I) had any union organizing activities or (J) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(i)  Controls and Procedures.

(i)  Financial.  During the periods covered by the Company Financial Statements, the Company has had in place internal controls over financial reporting which are designed and maintained to ensure reasonable reliability of financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP, and such internal controls include policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that such transactions are and were recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP, and that receipts and expenditures of the Company are and were being made only in accordance with authorization of the Company’s management and the Company Board, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company Financial Statements. Except as set forth on Schedule 5.01(i)(i), none of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

(ii)  Disclosure. The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. As of the end of the period covered by each applicable Company SEC Report, the Company has conducted an evaluation under the supervision and with the participation of its management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures, and the Company’s Chief Executive Officer and Chief Financial Officer have concluded that its disclosure controls and procedures are effective to ensure that information required to be disclosed in the Company SEC Reports is recorded, processed, summarized and reported, within the periods specified in, and in accordance with the requirements of, the SEC’s rules, regulations and forms. Based on such evaluations, (A) there were no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) there was no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(j)  Regulatory Matters.

(i)  The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed since April 30, 2002 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except to the extent such failure will not have or is not reasonably likely to have a Material Adverse Effect on the Company. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company, and except as set forth in Section 5.01(j) of the Company Disclosure Schedule, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company, since April 30, 2002. To the Company’s Knowledge, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company.

(ii)  Neither the Company nor any of its properties is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of mortgage lenders, mortgage bankers or mortgage brokers, or issuers of securities. The Company has not been advised by, and the Company has no Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)  Legal Proceedings.

(i)  Section 5.01(k)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

(ii)  Except as set forth in Section 5.01(k)(ii) of the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company or which challenges the validity or propriety of the Merger.

(iii)  There is no injunction, order, judgment or decree imposed upon the Company or the assets of the Company. The Company has no Knowledge of the threat of any such action.

(l)  Compliance With Laws.

(i)  The Company is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination, except for violations which individually or in the aggregate do not and are not reasonably likely to have a Material Adverse Effect on the Company;

(ii)  Section 5.01(l)(ii) of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is conducting a mortgage banking, mortgage lending or other mortgage business and the specific licenses obtained from such jurisdictions or whether licenses are not required in such jurisdictions to conduct a mortgage business. The Company has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit the Company to own or lease its properties and to conduct its business as presently conducted other than permits, licenses, authorizations, orders, approvals, filings, applications and registrations which, if not obtained or made (as applicable), will not and are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)  Except as set forth on Schedule 5.01(l)(iii), the Company has received, since April 30, 2002, no written (or to the Company’s Knowledge, oral) notification or written (or to the Company’s Knowledge, oral) communication from any Governmental Authority (A) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).

(m)  Material Contracts; Defaults.

(i)  Except as set forth in Section 5.01(m)(i) of the Company Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written, or to the Company’s Knowledge, oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company to indemnification from the Company, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum, (E) which materially restricts the conduct of the business in which the Company is currently engaged or in which the Company currently expects to be engaged other than leases for real property and other than contracts for intellectual property entered into by the Company in the ordinary course of business to the extent such contracts include customary restrictions on the use and licensing of such intellectual property, or (F) with respect to any Indebtedness (collectively, “Material Contracts”). The Company has previously delivered or made available to the Purchasers true, complete and correct copies of each Material Contract.

(ii)  To the Company’s Knowledge, the Company is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by the Company. No power of attorney or similar authorization given directly or indirectly by the Company is currently outstanding.

(n)  Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered or made available by the Company to the Purchasers.

(o)  Employee Benefit Plans.

(i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the “Company Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(o)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been provided to the Purchasers.

(ii)  All Company Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)  The Company has not at any time maintained or contributed to a Company Benefit Plan under Title IV of ERISA or any Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA.

(iv)  All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company.

(v)  The Company has no obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Except as set forth in Section 5.01(o)(v) of the Company Disclosure Schedule, the Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(vi)  None of the execution of this Agreement, Shareholder approval of this Agreement or consummation of the Merger will (A) entitle any employees of the Company to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Company Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(p)  Labor Matters. The Company is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving the Company pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(q)  Environmental Matters.

(i)  The Company is in compliance with applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any property in which the Company has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to the Company’s Knowledge, the Company can not be deemed to be the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the Company’s Knowledge, the Company has had no liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any written (or to the Company’s Knowledge, oral) notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or materially adversely affect the value of any Company Loan Property; and (viii) the Company has delivered to the Purchasers copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company and any currently or formerly owned or operated property or any Company Loan Property.

(ii)  As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(r)  Tax Matters.

(i)  (A) All income Tax Returns and all other material Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true and complete in all material respects, and all such Tax Returns correctly reflected or will reflect in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) above have been or will be timely paid in full, (D) all deficiencies asserted or assessments made as a result of examinations of the Tax Returns referred to in clause (A) above conducted by any Tax Authority have been paid in full, (E) no material issues that have been raised by the relevant Tax Authority in connection with the examination of any of the Tax Returns referred to in clause (A) above are currently pending, (F) to the Knowledge of the Company, no material issues are threatened to be raised by the relevant Tax Authority in connection with the examination of any of the Tax Returns referred to in clause (A) above, (G) the Company has not waived any statutes of limitation with respect to any Taxes of the Company and (H) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(ii)  The Company has provided to the Purchasers true and correct copies of the United States federal income Tax Returns filed by the Company for each of their three most recent taxable years ended on or before April 30, 2004.

(iii)  The Company has no liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Company Financial Statements, and will not exceed such accrual or reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the date of this Agreement through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(iv)  The Company is not a party to any Tax allocation or sharing agreement, is not and has not been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company), and otherwise has no liability for the Taxes of any Person (other than the Company).

(v)  No closing agreements, private letter rulings or technical advice memoranda have been entered into with or issued by any Taxing Authority with respect to the Company.

(vi)  The Company does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii)  (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Tax Authority or other Person.

(viii)  None of the Tax Returns filed by the Company contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(ix)  There are no Liens for Taxes upon any assets of the Company, other than Liens for Taxes not yet due and payable.

(x)  All material elections with respect to Taxes affecting the Company, as of the date of this Agreement, are set forth in the Company Financial Statements.

(xi)  Section 5.01(r)(xi) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No written (or to the Company’s Knowledge, oral) claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to Tax in that jurisdiction. The Company does not have nor has the Company ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(xii)  The Company is not a party to or member of any joint venture, partnership, limited liability Company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(xiii)  To the Knowledge of the Company after reasonable diligence, the Company has never filed a consent pursuant to former Section 341(f) of the Code, relating to collapsible corporations, and former Section 341(f)(2) has not applied to any of the assets of the Company.

(xiv)  The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(xv)  The Company has not been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code.

(xvi)  The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

(xvii)  The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise.

(s)  Representations Regarding the Mortgage Banking Business.

(i)  The Company (A) has, and at all other relevant times had, all material federal, state and local licenses, permits, franchises and other authorizations, rights and privileges of Governmental Authorities, Investors and Insurers required to permit it to own its properties and to conduct its business, including but not limited to any required state mortgage banking and real estate licenses, and is in good standing under all material applicable federal, state and local laws and regulations thereunder as a mortgage broker, lender and servicer, (B) has not received any written (or to the Company’s Knowledge, oral) notice that revocation is being considered with respect to any of such required material licenses, permits, or authorizations, (C) is in compliance with all and has not violated in any material respect such material licenses, permits and authorizations, and (D) has timely filed all applications for renewal (on substantially the same terms and conditions) of any required material licenses, permits and authorizations for which renewal applications must have been filed prior to the date hereof and the Closing Date; as of the date hereof and the Closing Date, there are no proceedings pending, or, to the Company’s Knowledge, threatened, that could reasonably be expected to result in the revocation, cancellation, modification or suspension of any such required material licenses, permits or authorizations, and there is no pending or, to the Company’s Knowledge, threatened cancellation or reduction of any mortgage loan sale agreement to which the Company is a party and the obligations of the Company under each such mortgage loan sale agreement and Investor Requirement are being performed by the Company in accordance with their respective terms. Without limiting the generality of the foregoing, the Company is an FHA approved mortgagee, a VA automatic lender, a GNMA issuer, a FNMA seller/servicer and a FHLMC seller/servicer, all in good standing and, to the Company’s Knowledge, no event has occurred that would cause the Company to have such approval revoked.

(ii)  Except as set forth in Section 5.01(s)(ii) of the Company Disclosure Schedule, no Mortgage Loans that are owned by the Company are (A) Delinquent Loans, in foreclosure, in bankruptcy or in litigation, (B) classified as “loss,”“doubtful,”“substandard,” or “special mention” by any Agency, or the Company’s internal credit review system, or (C) on a non-accrual status as a result of the Company’s loan review procedures.

(iii)  The Company has complied in all material respects with all applicable Mortgage Loan Requirements with respect to the Company’s operations and activities, including without limitation the origination, processing, underwriting and credit approval of the Mortgage Loans, such as, among others, (A) those laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and (B) the handbooks and guides (including without limitation, selling and servicing guides) of and contracts with any Investor. The Company has not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, materially impair or be a material breach of (AA) any approvals of any Agency or state or local Governmental Authority, (BB) any insurance or insurance policy of any Insurer or commitment of any Insurer to insure, (CC) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any Insurer, (DD) any surety or guaranty agreement, or (EE) any agreement pursuant to which the Company sold Mortgage Loans to an Investor. No Agency, Investor, Governmental Authority, or Insurer has (AAA) provided written notice to the Company that the Company has violated or has not complied on a recurring basis with the applicable compliance or underwriting standards with respect to Mortgage Loans sold by the Company to an Investor, (BBB) has provided written notice to the Company that the Company has violated or not complied with any Mortgage Loan Requirements, (CCC) to the Company’s Knowledge imposed restrictions on the activities (including commitment authority) of the Company or (DDD) has provided written notice to the Company claiming a breach of any contract or agreement pursuant to which the Company sold Mortgage Loans to an Investor. Each Mortgage Loan sold by the Company complied with all of the representations and warranties contained in the contracts or agreements pursuant to which the Company sold such Mortgage Loan to an Investor.

(iv)  Except as set forth in Section 5.01(s)(iv) of the Company Disclosure Schedule, all of the Mortgage Loans were secured by one-to-four-family residential real property or, to the extent that a Mortgage Loan was secured by property other than a one-to-four-family residential property, such Mortgage Loan has not been sold to any Person where the Company could have any recourse obligation in the event of a borrower default.

(v)  Except as set forth in Section 5.01(s)(v) of the Company Disclosure Schedule, none of the Mortgage Loans are or have been included by the Company in any Pool or securitization. The Company has not sponsored or established any special purpose vehicle or entity that would be required to be consolidated with the Company pursuant to Interpretation No. 46 or Interpretation No. 46R of the Financial Accounting Standards Board.

(vi)  Each Mortgage Loan that is required to be covered by FHA insurance is insured under the National Housing Act or qualifies for insurance thereunder and timely and proper application has been made for such insurance. Each Mortgage Loan that is required to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the Code or qualifies for such guarantee and timely and proper application has been made for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate and each Mortgage Loan that is required to be insured by private mortgage insurance, the Company has complied with applicable provisions of the insurance or guarantee contract and all applicable laws.

(vii)  Section 5.01(s)(vii) of the Company Disclosure Schedule contains a true and correct list of all of the audits, investigations and complaints of the Company by an Agency, a Governmental Authority, an Investor, or an Insurer commenced since April 30, 2002. Except for customary ongoing quality control reviews, no audit or investigation is pending or, to the Company’s Knowledge, threatened that is reasonably likely to result in:

(A)	a claim of a material failure to comply with applicable regulations;

(B)	a repurchase of Mortgage Loans by the Company;

(C)	indemnification by the Company in connection with Mortgage Loans;

(D)	rescission of any insurance or guaranty contract or agreement,

(E)	payment of a penalty to any Agency, an Investor or under a contract of private mortgage insurance; or

(F)	revocation of any license or authority, including authority to do business.

The Company has made available to the Purchasers true, complete and correct copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

(viii)  Except as set forth in Section 5.01(s)(viii) of the Company Disclosure Schedule, the Company does not issue and has not issued mortgage or asset backed securities and has not and is not conducting Servicing with respect to any Pools. Except as set forth in Section 5.01(s)(viii) of the Company Disclosure Schedule, all Mortgage Loans originated by the Company, purchased by the Company from mortgage brokers or correspondents, or acquired by the Company by way of merger or acquisition have been sold on a “servicing released” basis.

(ix)  Section 5.01(s)(ix) of the Company Disclosure Schedule sets forth as of the date hereof, a list of all Sales Commitments, together with the name of the other party thereto, the type of commitment (i.e., mandatory, best efforts, etc.), the total amount of such commitment, the expiration date, and the types of Mortgage Loans covered thereby. Neither the Company nor, to the Company’s Knowledge, the other party to any mortgage loan delivery commitment and Sales Commitment) is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default on the part of the Company (or, to the Company’s Knowledge, on the part of the other party to the mortgage loan delivery commitment or Sales Commitment) or permit termination, modification or acceleration thereunder against the Company (or to the Company’s Knowledge, against the other party to the mortgage loan delivery commitment or Sales Commitment). There are no oral agreements in effect as to any such mortgage loan delivery commitment or Sales Commitment.

(x)  The information contained in each Loan File and other documentation upon which underwriters generally rely (such as verification of employment) are, in all material respects, complete and accurate and are in compliance with all applicable Mortgage Loan Requirements.

(t)  Derivative Transactions.

(i)  All Derivative Transactions (as defined below) entered into by the Company or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii)  Except as set forth in Section 5.01(t)(ii) of the Company Disclosure Schedule, no Derivative Transaction held by the Company would be classified by the Company as “Special Mention,”“Substandard,”“Doubtful,”“Loss,”“Classified,”“Criticized,”“Credit Risk Assets,”“Concerned Loans,”“Watch List” or words of similar import. The financial position of the Company under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and except as set forth in Section 5.01(t)(ii) of the Company Disclosure Schedule, no open exposure of the Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

(iii)  For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(u)  Loan Repurchases. Section 5.01(u) of the Company Disclosure Schedule sets forth a list of all loans sold by the Company which have been repurchased by the Company in the past three (3) years. The details relating to such repurchases are set forth on Section 5.01(u) of the Company Disclosure Schedule.

(v)  Intellectual Property.

(i)  Section 5.01(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Intellectual Property (as defined below). The Company owns or has a valid license to use all the Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company as currently conducted. The Company Intellectual Property owned by the Company, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and the Company has received no written (or to the Company’s Knowledge, oral) notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the material loss or material impairment of the right of the Company to own or use any of the Company Intellectual Property.

(ii)  For purposes of this Agreement, the term “Intellectual Property” means (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company.

(w)  Customers. Section 5.01(w) of the Company Disclosure Schedule sets forth the names of the five (5) largest purchasers (based upon dollar values of purchases) of Mortgage Loans from the Company in each of the Company’s fiscal year 2004 and 2005.

(x)  Insurance. Section 5.01(x) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. The Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, the Company is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(y)  Anti-takeover Provisions. Assuming the accuracy of the representation and warranty of the Purchasers contained in Section 5.02(g), no “control share acquisition,”“business combination moratorium,”“fair price” or other form of anti-takeover statute or regulation is applicable to this Agreement or the Merger, including without limitation Section 11.75 of the Illinois Business Corporation Act, and the provisions of the Company Articles relating to special voting requirements for certain business combinations do not apply to this Agreement or the Merger.

(z)  Fairness Opinion. The Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof the Consideration is fair to the holders of Company Common Stock from a financial point of view.

(aa)  Proxy Statement. As of the date of the Proxy Statement and the date of the meeting of the Shareholders to which such Proxy Statement relates, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to the Purchasers or provided by the Purchasers included in the Proxy Statement pursuant to Section 5.02(f) hereof.

(bb)  SEC Reports. The Company has previously made available to the Purchasers a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement (after giving effect to any and all amendments thereto) filed since April 30, 2002 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”) and (ii) communication mailed by the Company to its shareholders since April 30, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto in all material respects. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

(cc)  Disclosure. The representations and warranties contained in this Section 5.01, as qualified by the Company Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

(dd)  Lending Practices. (i) the Company has, and in the case of a Mortgage Loan originated with the assistance of a mortgage broker, the mortgage broker also has, complied in all material respects with all laws applicable to all outstanding Mortgage Loans, (ii) to the Company’s Knowledge, all mortgage brokers who originate Mortgage Loans have all consents, authorizations or waivers from Governmental Authorities from all jurisdictions requiring such consents, authorizations or waivers for such origination activities, and (iii) each outstanding Mortgage Loan and commitment to extend credit has been solicited, originated and administered in accordance with the Company’s underwriting standards in all material respects. The Loan Documents and Loan Files to which the Company is a party conform to all applicable laws in all material respects, and each of the related Mortgage Loans arose out of bona fide transactions in the ordinary course of business, and the Loan Files relating to the Mortgage Loans accurately and completely reflect in all material respects the terms of the Mortgage Loans.

(ee)  Lending Policies; Loan Reserve Policies. (i) the Lending Policies and Loan Reserve Policies set forth a true and complete description of the written policies and practices of the Company relating to: (A) documentation procedures; (B) collateralization practices (including loan-to-value ratios and valuation and appraisal of collateral); (C) procedures for (including frequency of) billing and on-going monitoring and auditing of Mortgage Loans; (D) collections and review of past-due accounts; (E) making of charge-offs, write downs, specific accruals and specific valuation reserves for Mortgage Loans and (F) the placing of Mortgage Loans on a non-accrual status, (ii) each Mortgage Loan originated or acquired by the Company has been originated, authorized, collateralized, guaranteed and administered and serviced in accordance with the Lending Policies and (iii) the Lending Policies comply with applicable Law in all material respects.

(ff)  Investment Commitments. (i) the mandatory forward Investment Commitments are owned by the Company free and clear of any Liens, other than Liens for the benefit of the Company’s warehouse lenders and (ii) the Company has not received written notice of any pending cancellation of any mandatory forward Investment Commitment.

(gg)  Custodial Accounts. All Custodial Accounts required to be maintained by the Company are maintained in accordance with applicable law and insurer requirements in all material respects.

Section 5.02  Representations and Warranties of the Purchasers. The Purchaser and the Purchaser Parent, jointly and severally, hereby represent and warrant to the Company as follows:

(a)  Organization, Standing and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchasers is duly licensed or qualified to do business in each jurisdiction where its respective ownership or leasing of property or assets or the conduct of its respective business requires it to be so licensed or qualified. Each of the Purchasers has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its respective properties and assets and to carry on its respective business as it is now conducted.

(b)  Power. Each of the Purchasers has the power, corporate or otherwise, and authority to carry on its respective business as it is now being conducted and to own all its respective properties and assets; Each of the Purchasers has the power, corporate or otherwise, and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Merger.

(c)  Authority. This Agreement and the Merger have been authorized by all necessary action, whether corporate or otherwise, of each of the Purchasers and the Purchaser Board, and following its organization this Agreement and the Merger will be authorized by all necessary corporate action of the Merging Subsidiary. This Agreement has been duly executed and delivered by each of the Purchasers and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of each of the Purchasers enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d)  Regulatory Approvals; No Defaults.

(i)  No licenses, consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Purchasers in connection with the execution, delivery or performance by the Purchasers of this Agreement, or to consummate the Merger.

(ii)  Subject to receipt, or the making, of the licenses, consents, approvals, waivers and filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by the Purchasers and the consummation of the Merger do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Purchaser or the Purchaser Parent, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser or the Purchaser Parent or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or the Purchaser Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Purchaser or the Purchaser Parent is a party or by which Purchaser or the Purchaser Parent or any of their respective properties or assets may be bound or affected.

(e)  Financial Ability. On the Closing Date, the Purchasers, either individually or in combination, will have all funds necessary to consummate the Merger and pay the aggregate Consideration to holders of Company Common Stock pursuant to Section 3.01(a) hereof.

(f)  Proxy Statement Information. None of the information relating to the Purchasers, which is expressly provided by the Purchasers to the Company for inclusion in the Proxy Statement, as of the date of the Proxy Statement and the date of the meeting of the Shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

(g)  Ownership of Company Common Stock. As of the date hereof, none of the Purchaser, the Purchaser Parent or, to the Purchasers’ Knowledge, any of their other respective affiliates (as such term are defined under the Exchange Act) owns, beneficially or of record, directly or indirectly, or is a party to any agreement (not including the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(h)  No Brokers. The Purchasers have not incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger for which the Company or any of its directors or officers would be liable, other than liability for such fees of The Sapphire Group LLC, or any of its affiliates, in connection with the Merger, for which the Purchasers shall be solely responsible.

(i)  Litigation. As of the date hereof, neither the Purchaser nor the Purchaser Parent (i) is a party to any and there are no pending or, to the Purchasers’ Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Purchaser or the Purchaser Parent which challenge the validity or propriety of the Merger such that there is a reasonable probability that the conditions set forth in Section 7.03(i) of this Agreement would not be satisfied, and (ii) is aware of any fact or circumstance that is reasonably likely to cause the conditions set forth in Section 7.03(i) of this Agreement to not be satisfied.

(j)  Disclosure. The representations and warranties contained in this Section 5.02, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading.

ARTICLE VI

COVENANTS

Section 6.01  Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable, and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

Section 6.02  Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene a meeting of the Shareholders to consider and vote upon the approval of this Agreement, in accordance with Section 5.01(e), and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the Merger (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 6.06(a), shall use best efforts to take all lawful action to solicit such approval by the Shareholders. The Company shall use best efforts to convene the Company Meeting within forty-five (45) days after the initial mailing of the Proxy Statement to Shareholders of the Company pursuant to Section 6.03(a). Except with the prior approval of the Purchasers, no other matters shall be submitted for the approval of the Shareholders at the Company Meeting. The Company Board shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the Shareholders and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to the Purchasers or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 6.06(a) (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the Shareholders for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 6.03  Proxy Statement; Regulatory Filings.

(a)  The Company shall prepare the Proxy Statement and shall submit the Proxy Statement to the SEC within twenty (20) days after the date of this Agreement. The Company shall provide the Purchasers a reasonable opportunity to review the Proxy Statement and any amendments or supplements thereto prior to the Company’s distribution of such documents to the Shareholders. The Company shall mail the Proxy Statement to the Shareholders within five (5) Business Days after the date (i) the SEC has completed its review of the Proxy Statement, or (ii) the Company is notified by the SEC that the Proxy Statement will not be reviewed by the SEC.

(b)  Each of the Purchasers and the Company shall cooperate and use best efforts to prepare all documentation (including the Proxy Statement), to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Merger and any other transactions contemplated by this Agreement. Each of the Purchasers and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Merger. In exercising the foregoing right, each such party agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger.

(c)  Each party agrees, as promptly as practicable upon request, to furnish the requesting party with all information concerning itself, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any filing, notice or application made by or on behalf of such requesting party to any third party or Governmental Authority.

Section 6.04  Press Releases. The Company and the Purchasers shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of the Company, the requirements of The Nasdaq SmallCap Market. The Company and the Purchasers shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

Section 6.05  Access; Information.

(a)  The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Purchasers and each of their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and to such other information relating to the Company as the Purchasers may reasonably request and, during such period, it shall furnish promptly to the Purchasers all information concerning the business, properties and personnel of the Company as the Purchasers may reasonably request.

(b)  No investigation by the Purchasers of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of the Purchasers to consummate the Merger.

(c)  Notwithstanding anything contained in this Agreement to the contrary, the Company and the Purchasers (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Merger beginning on the earliest of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of public announcement of the Merger or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Merger, provided, however, that neither the Company nor the Purchasers (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the Merger or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

Section 6.06  No Solicitation by the Company.

(a)  From the date of this Agreement through the Closing Date, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or its investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance that it is not legally obligated to furnish), or take any other action that is intended or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. Notwithstanding the foregoing, if, and only to the extent that, (i) the approval of this Agreement by the Shareholders as set forth in Section 5.01(e) has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.06(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to the Purchasers of its decision to take such action in accordance with the requirements of Section 6.06(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to such Person than, the terms contained in the Confidentiality Agreement, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred in Section 6.02.

(b)  The Company shall notify the Purchasers promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Company Board or a member of the senior management of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to the Purchasers shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, notify the Purchasers, orally and in writing, with respect to any material changes in status and any material changes or material modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within 24 hours, notify the Purchasers, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.06(a).

(c)  The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchasers) conducted heretofore with respect to any of the foregoing, and shall use commercially reasonable efforts to cause all Persons other than the Purchasers who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d)  The Company shall use commercially reasonable efforts to make the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company are aware of the restrictions and agreements described in this Section 6.06 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions and agreements set forth in this Section 6.06 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company, at the direction or with the consent of the Company, shall be deemed to be a breach of this Section 6.06 by the Company.

Section 6.07  [Reserved].

Section 6.08  Indemnification.

(a)  From and after the Closing Date, the Purchasers (the “Indemnifying Parties”), shall indemnify and hold harmless each present and former director and officer of the Company determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of the Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent provided by the Delaware General Corporation Law as in effect on the date hereof. The Indemnifying Parties’ obligations under this Section 6.08(a) shall continue in full force and effect for a period of six (6) years from the Closing Date, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)  Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties, but the failure to so notify shall not relieve the Indemnifying Parties of any liability they may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Parties. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnifying Parties shall have the right to assume the defense thereof and the Indemnifying Parties shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Parties elect not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Parties and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Parties, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Parties shall not be liable for any settlement effected without their prior written consent and (iv) the Indemnifying Parties shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or a court of competent jurisdiction.

(c)  The Purchasers agree that for a period of six (6) years beginning as of the Closing Date, the Purchasers shall cause to be maintained in effect the Company’s current policy of officers’ and directors’ liability insurance with respect to actions and omissions occurring on or prior to the Closing Date; provided, however, that the Purchasers may substitute therefore policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons, provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Closing Date.

(d)  If the Purchasers or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of their respective assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Purchasers shall assume the obligations set forth in this Section 6.08.

Section 6.09  Employees; Benefit Plans.

(a)  Following the Closing Date, the Purchasers may choose to maintain any or all of Company Benefit Plans in their sole discretion. However, for any Company Benefit Plan terminated for which there is a comparable benefit plan of general applicability at the Purchaser or the Purchaser Parent or any affiliate thereof (each, a “Purchaser Benefit Plan”), the Purchasers and any such affiliate shall take all reasonable action so that employees of the Company shall be entitled to participate in such Purchaser Benefit Plan to the same extent as similarly-situated employees of the Purchasers or the applicable affiliate (it being understood that inclusion of the employees of the Company in the Purchaser Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require the Purchasers or any affiliate thereof to make any grants to any former employee of the Company under any discretionary equity compensation plan of the Purchaser, the Purchaser Parent or any affiliate thereof. The Purchasers shall cause each Purchaser Benefit Plan in which employees of the Company are eligible to participate due to the termination of an existing Company Benefit Plan to take into account for purposes of eligibility and vesting under the Purchaser Benefit Plans (but not for purposes of benefit accrual) the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of the Purchasers to amend or terminate any of the Company Benefit Plans in accordance with their terms at any time, provided, however, that the Purchasers shall continue to maintain the Company Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Purchaser Benefit Plan until the Company employees are permitted to participate in the Purchaser Benefit Plans.

(b)  If employees of the Company become eligible to participate in a medical, dental or health plan of the Purchaser, the Purchaser Parent or any affiliate thereof upon the termination of such plan of the Company, the Purchasers or the applicable affiliate shall take commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of the Purchaser, the Purchaser Parent or the applicable affiliate, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Closing Date, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(c)  [Reserved].

(d)  All employees of the Company as of the Closing Date shall become employees of the Surviving Corporation as of the Closing Date. Subject to Section 6.09(e) below, the Purchasers shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company the right to continue employment with the Purchaser, the Purchaser Parent or the Surviving Corporation after the Closing Date.

(e)  On the Closing Date (i) the Purchaser, the Company and Joseph Khoshabe shall enter into a Consulting Agreement substantially in the form of Annex C hereto, and (ii) the Purchaser, the Company and Steve Y. Khoshabe shall enter into an Employment Agreement substantially in the form of Annex D hereto, in each case, to be effective as of the Closing Date.

Section 6.10  Merging Subsidiary. Subject to the receipt of any required approval of a Governmental Authority, the Purchasers shall cause the Merging Subsidiary to be organized promptly after the execution of this Agreement by the Company.

Section 6.11  Advice of Changes.

(a)  The Purchasers and the Company shall promptly notify the other parties of any change or event having, or which could be reasonably expected to have, either individually or in the aggregate with other changes and events, a Material Adverse Effect on it or on the other parties, or which it believes would, or which could reasonably be expected to, cause or constitute, either individually or in the aggregate with other changes or events, a material breach of any of the representations, warranties or covenants contained herein. If notice is provided as set forth in this Section 6.11(a), the parties agree that the parties will consult with one another regarding such actions that may or should be taken, if any, to remedy the change(s) or event(s) for which notice has been provided; provided, however, that failure of any party to provide any notice contemplated hereby or to recommend specific action in connection with any notice provided hereunder shall not constitute a waiver of such party’s rights or remedies hereunder. Notice pursuant to this Section 6.11(a) shall not constitute or be deemed to constitute a notice of termination of this Agreement by any party hereto, nor shall any such notice affect any other provision of this Agreement.

(b)  Three (3) Business Days prior to each of the date of the Company Meeting and the Closing Date, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in Section 5.01 of this Agreement which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Section 5.01 hereof and in order to determine the fulfillment of the conditions set forth in Section 7.03(a) hereof as of the Closing Date, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof.

Section 6.12  Current Information. During the period from the date of this Agreement to the Closing Date, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the Purchasers and to report the general status of the ongoing operations of the Company. Without limiting the foregoing, the Company agrees to provide the Purchasers (i) within twenty (20) days following the close of each calendar month between the date hereof and the Closing Date, a preliminary balance sheet (subject to normal recurring adjustments) at the end of such month and comparative statements of operations for such month and the same month in the prior year, and (ii) a copy of each report filed by the Company with a Governmental Authority within one (1) Business Day following the filing thereof.

Section 6.13  Transition. Commencing following the date hereof, the Purchasers and the Company shall use commercially reasonable efforts to facilitate the integration of the Company with the businesses of the Purchaser following consummation of the Merger.

Section 6.14  Stock Option Plan. As of the Closing Date, the Purchasers shall cause the Surviving Corporation to establish a stock option plan under which options to acquire shares of the common stock of the Surviving Corporation may be issued and to which shall be reserved at least ten (10%) percent of the common stock of the Surviving Corporation. The Purchasers shall provide a reasonable opportunity for the Chief Executive Officer of the Company to review and comment upon the proposed stock option plan prior to its adoption.

Section 6.15  Company Preferred Stock Repurchase Agreement. The Company shall enter into the Company Preferred Stock Repurchase Agreement prior to the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01  Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Company and the Purchasers to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)  Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

(b)  No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

Section 7.02  Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger also are subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Purchasers. The Company shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser by the President and the Treasurer of the Purchaser and on behalf of the Purchaser Parent by the Chief Executive Officer of the Purchaser Parent to such effect.

(b)  Performance of Obligations of the Purchasers. The Purchasers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (including, but not limited to, the payment to, and receipt by, the Exchange Agent of an amount in cash equal to the aggregate Consideration in accordance with Section 3.03(b) of this Agreement), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser by the President and Treasurer of the Purchaser and on behalf of the Purchaser Parent by the Chief Executive Officer of the Purchaser Parent to such effect.

(c)  Opinion of Counsel. The Company shall have received an opinion of Thacher Proffitt & Wood LLP, counsel to the Purchasers, dated the Closing Date, in the form and substance set forth in Annex E attached hereto.

(d)  Other Actions. The Purchasers shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

Section 7.03  Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the Merger also are subject to the fulfillment or written waiver by the Purchasers prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation. The Purchasers shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchasers shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)  Opinion of Counsel. The Purchasers shall have received an opinion of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg, counsel to the Company, dated the Closing Date, in the form and substance set forth in Annex F attached hereto.

(d)  Voting Agreements. Voting Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each Director Shareholder concurrently with the Company’s execution and delivery of this Agreement.

(e)  Other Actions. The Company shall have furnished the Purchasers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as the Purchasers may reasonably request.

(f)  FIRPTA Certificate.At the deemed request of the Shareholders, the Company shall have delivered to the Purchasers a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to the Purchasers (the “FIRPTA Affidavit”), and shall have filed any and all relevant notices to the IRS in connection with issuing such FIRPTA Affidavit.

(g)  Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

(h)  Licensing Approvals. In connection with the Merger, the Company shall have filed an application with the appropriate State Agency in each jurisdiction in which the Company is as of the date hereof licensed to transact a mortgage banking, mortgage lending or similar business as set forth in Schedule II attached hereto, and licensing approvals from such State Agencies shall have been obtained by the Company in no fewer than thirty-six (36) of such jurisdictions, which jurisdictions must include the jurisdictions set forth in Schedule I attached hereto. All licensing approvals obtained shall remain in full force and effect, and no licensing approval referred to in this Section 7.01(h) shall contain any condition, restriction or requirement which, either the Purchaser Board or the Parent Purchaser reasonably determines in good faith, would individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that the Purchaser or the Purchaser Parent would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(i)  Company Preferred Stock. The Company Preferred Stock shall have been repurchased and retired, and appropriate evidence that the Company Preferred Stock shall have been repurchased and retired, in accordance with Section 3.05 shall have been furnished to the Purchasers.

(j)  Employment and Consulting Agreements. The Purchaser, the Company and Joseph Khoshabe shall have entered into a Consulting Agreement substantially in the form of Annex C hereto, and the Purchaser, the Company and Steve Y. Khoshabe shall have entered into an Employment Agreement substantially in the form of Annex D hereto.

Section 7.04  Frustration of Closing Conditions. Neither the Purchasers nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 6.01.

     ARTICLE VIII

TERMINATION

Section 8.01  Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a)  Mutual Consent. At any time prior to the Closing Date, by the mutual consent of the Purchaser, the Purchaser Parent and the Company, if (i) in the case of the Purchaser and the Company, the board of directors by vote of a majority of the members of the entire board, and (ii) in the case of the Purchaser Parent, an authorized representative of the Purchaser Parent, so determines.

(b)  [Reserved].

(c)  No Shareholder Approval. By any of the Purchaser, the Purchaser Parent or the Company (provided in the case of the Company that it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the Shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote as set forth in Section 5.01(e) at a duly held meeting of the Shareholders or at any adjournment or postponement thereof.

(d)  Breach of Representations and Warranties. By any of the Purchaser, the Purchaser Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other parties, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle any party receiving the benefit of such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by the Purchasers) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

(e)  Breach of Covenants. By any of the Purchaser, the Purchaser Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company (in the case of the Purchasers) or on the part of either of the Purchasers (in the case of the Company), which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the relevant party hereto, or which breach, by its nature, cannot be cured prior to the Closing Date, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle any party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by the Purchasers) or Section 7.03(b) (in the case of a breach of a covenant or agreement by the Company).

(f)  Delay. By any of the Purchaser, the Purchaser Parent or the Company if the Merger shall not have been consummated on or before December 31, 2005, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement. In the event that the Purchaser or the Purchaser Parent notifies the Company of its intent to terminate this Agreement pursuant to this Section 8.01(f), and at the time such notice is provided to the Company in accordance with Section 9.06:

(i)  all applications described in Section 7.03(h) shall have been filed by the Company, but

(ii)  approvals from, (A) all of the jurisdictions set forth in Schedule I shall not have been obtained, or (B) at least thirty-six (36) of the forty-nine (49) jurisdictions set forth in Schedule II shall not have been obtained, then the Company may, in its sole discretion upon written notice to the Purchasers, extend the date specified in the previous sentence until February 28, 2006 such that this Agreement may only be terminated by the Purchaser or the Purchaser Parent pursuant to this Section 8.01(f) if the Merger shall not have been consummated on or prior to February 28, 2006, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)  Failure to Recommend. At any time prior to the Company Meeting, by either of the Purchasers if (i) the Company shall have breached its obligations under Section 6.06, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Purchasers, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than the Purchasers or (iv) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.02.

(h)  Licensing Approvals. By either of the Purchasers if:

(i)  licensing approval(s) shall have been denied by final, nonappealable action of the applicable Governmental Authority (A) in any one or more of the jurisdictions set forth in Schedule I attached hereto, or (B) in any fourteen (14) or more of the forty-nine (49) jurisdictions set forth in Schedule II attached hereto; or

(ii)  licensing application(s) shall have been permanently withdrawn at the request of the applicable Governmental Authority (A) in any one or more of the jurisdictions set forth in Schedule I attached hereto, or (B) in any fourteen (14) or more of the forty-nine (49) jurisdictions set forth in Schedule II attached hereto.

(i)  Superior Proposal. By the Company, if (i) the Company has complied with the provisions of Section 6.06, and (ii) the Company Board shall have determined, in its good faith judgment and in accordance with Section 6.06, that it has received a Superior Proposal and that it would be in the best interests of the Company’s shareholders to pursue such Superior Proposal.

Section 8.02  Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

(b)  In recognition of the efforts, expenses and other opportunities foregone by the Purchasers while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to the Purchasers, without duplication, a termination fee of $1,750,000 (the “Termination Fee”), as set forth below, if:

(i)  this Agreement is terminated by either of the Purchasers pursuant to Section 8.01(g) and the Company enters into a definitive agreement with respect to an Acquisition Transaction within twelve months after the termination of this Agreement. The termination fee payable under this Section 8.02(b)(i) shall be paid, without duplication, by wire transfer of immediately available funds to an account designated by the Purchasers within two (2) Business Days of the date the Company enters into a definitive agreement with respect to an Acquisition Transaction; or

(ii)  this Agreement is terminated by the Company pursuant to Section 8.01(i). Amounts that become payable pursuant to this Section 8.02(b)(ii) shall be paid, without duplication, by wire transfer of immediately available funds to an account designated by the Purchasers within five (5) Business Days of the date this Agreement is terminated.

(c)  In further recognition of the efforts, expenses and other opportunities foregone by the parties while structuring and pursuing the Merger, the parties hereto agree that:

(i)  if this Agreement is terminated by either of the Purchasers pursuant to Section 8.01(e) or by either of the Purchasers or the Company pursuant to Section 8.01(c), then the Company shall pay to the Purchasers, without duplication, a termination reimbursement amount equal to the aggregate amount of all reasonable, documented, out-of-pocket costs and expenses incurred by the Purchaser and the Purchaser Parent solely and directly in connection with the execution, delivery and performance of this Agreement by the Purchaser and the Purchaser Parent (the “Purchaser Termination Reimbursement Amount”);

(ii)  if this Agreement is terminated (A) by either of the Purchasers pursuant to Section 8.01(h), (with the parties expressly acknowledging that the Company is presently licensed in all jurisdictions identified in Schedule II) unless the Purchasers can establish that such approvals were denied or applications were withdrawn, as the case may be, solely because of information pertaining to, or a fact or circumstance relating to, the Company or any of its respective officers as of the date hereof, shareholders as of the date hereof, directors as of the date hereof or any of their affiliated Persons or affiliated individuals, or (B) by the Company pursuant to Section 8.01(e), then the Purchasers shall pay to the Company, without duplication, the aggregate amount of all reasonable, documented, out-of-pocket costs and expenses incurred by the Company solely and directly in connection with the execution, delivery and performance of this Agreement by the Company (the “Company Termination Reimbursement Amount”); and

(iii)  if this Agreement is terminated by either of the Purchasers or the Company pursuant to Section 8.01(f) and, as of the dates set forth in Section 8.01(f), unless Purchasers can establish that the licensing approvals shall not have been obtained as provided in Section 8.01(h) for reasons solely attributable to information pertaining to, or a fact or circumstance relating to, the Company, or any of its respective officers as of the date hereof, shareholders as of the date hereof, directors as of the date hereof or any of their affiliated Persons or affiliated individuals, then the Purchasers shall pay to the Company, without duplication, the Company Termination Reimbursement Amount.

Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid, without duplication, by wire transfer of immediately available funds, to an account designated by the party(ies) to whom such amount is due, within two (2) Business Days of the date that the documentation of costs and expenses contemplated hereby is delivered to the party required to make payment hereby.

(d)  The Company and the Purchasers agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, and that without such agreement the Purchasers would not have entered into this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 8.02(b), the payment of the amounts contemplated in Section 8.02(b) is intended by the parties to be, and shall constitute, liquidated damages and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the Purchasers and their respective officers, directors, partners and stockholders have, or might have, against the Company and its officers, directors and shareholders for any claims arising from, or relating in any way to, this Agreement or the Merger, and the Purchasers and their respective officers, directors, partners and shareholders shall not have any other rights or claims against the Company and its officers, directors and shareholders. If the Company fails to pay the Purchasers the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Purchasers in connection with any action in which the Purchasers prevail, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e)  The Company and the Purchasers agree that the agreements contained in paragraph (c) of this Section 8.02 are an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event that this Agreement is terminated pursuant to Section 8.02(c). If the party(ies) owing the Purchaser Termination Reimbursement Amount or the Company Termination Reimbursement Amount, as applicable, fail(s) to pay the other party(ies) the amounts due under paragraph (c) above within the time periods specified therein, the party(ies) owing the applicable Purchaser Termination Reimbursement Amount or Company Termination Reimbursement Amount shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party(ies) in connection with any action in which the other party(ies) prevail(s), including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing Date (other than agreements or covenants contained herein that by their express terms are to be performed after the Closing Date) or the termination of this Agreement if this Agreement is terminated prior to the Closing Date (other than Section 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02  Waiver; Amendment. Prior to the Closing Date, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the Shareholders without obtaining such approval.

Section 9.03  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04  Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York without regard to conflicts of laws principals thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 9.05  Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Merger, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.06  Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

United Financial Mortgage Corp.
815 Commerce Drive, Suite 100
Oak Brook, Illinois
Attention: Steve Khoshabe
                                                   President and Chief Executive Officer

               With a copy to:

Barack Ferrazzano Et. Al. llp
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro

If to Purchaser to:

ARH Mortgage Inc.
c/o Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:  Andrew Dwyer
                     Managing Director

and

If to the Purchaser Parent to:

Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:  Andrew Dwyer
                     Managing Director

In each case with respect to the Purchasers, with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

Section 9.07  Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreements represent the entire understanding of the parties hereto with reference to the Merger and this Agreement and the Voting Agreements supersede any and all other oral or written agreements heretofore made, including the Confidentiality Agreement. Except for the Indemnified Parties’ right to enforce the Purchasers’ obligation under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08  Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on the Company or the Purchasers, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 9.09  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10  Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,”“the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 5, 2005.

Section 9.11  Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.12  Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the Purchasers may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount (whether by payment of Taxes on such Consideration or otherwise) as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the Merger.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ARH MORTGAGE INC.

By:	/s/ Dort A. Cameron III
Dort A. Cameron III
President

AIRLIE OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Dort A. Cameron III
Dort A. Cameron III
Chief Executive Officer

UNITED FINANCIAL MORTGAGE CORP.

By:	/s/ Steve Y. Khoshabe
Steve Y. Khoshabe
President and Chief Executive Officer

By:	/s/ Michael A. Kraft
Michael A. Kraft
Executive Vice President and Corporate Counsel

ANNEX A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 5, 2005, by and between ARH Mortgage Inc. (“Buyer”), and the undersigned shareholder (“Shareholder”) of United Financial Mortgage Corp. (“Seller”).

RECITALS

WHEREAS, Buyer and Seller have entered into an Agreement and Plan of Merger, dated September 5, 2005 (as may be amended, the “Merger Agreement”), which provides for the merger (the “Merger”) of Seller with and into a wholly-owned subsidiary of Buyer, with Seller being the surviving corporation.

WHEREAS, Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock, no par value per share, of the Seller as indicated on the final page of this Agreement (the “Shares”).

WHEREAS, Buyer desires Shareholder to agree, and Shareholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Seller acquired hereunder and prior to the Termination Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of Seller in a manner so as to facilitate consummation of the transactions contemplated by the Merger Agreement (the “Proposed Transaction”), as provided herein.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.  Agreement to Retain Shares.

1.1  Transfer and Encumbrance. Other than as provided herein, until the Termination Date, Shareholder shall not hereafter (a) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of the Shares or New Shares (as defined in Section 1.2 below), (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any Shares or New Shares, or (d)  take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the restrictions set forth in this Section 1.1, nothing shall prohibit Shareholder from transferring the Shares or New Shares provided the person or entity to whom such Shares or New Shares are transferred agrees to be bound by the terms of this Agreement. As used herein, the term “Termination Date” shall mean the earlier to occur of (i) the Closing Date (as defined in the Merger Agreement); and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof.

1.2  Additional Purchases. Shareholder agrees not to acquire, directly or indirectly, beneficial ownership of any shares of capital stock of Seller after the execution of this Agreement and prior to the Termination Date (“New Shares”).

2.  Agreement to Vote Shares. At every meeting of the shareholders of Seller called with respect to any of the following matters, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Seller with respect to any of the following matters, Shareholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Proposed Transaction and any matter necessary for consummation of the Proposed Transaction; (ii) against (x) approval of any Acquisition Proposal (as defined in the Merger Agreement), (y) any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller under the Merger Agreement or which could result in any of the conditions of Seller’s obligations under the Merger Agreement not being fulfilled, and (z) any action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the Proposed Transaction; and (iii) in favor of any other matter necessary for consummation of the Proposed Transaction which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing or, at the request of Buyer, to permit Buyer to vote such Shares and New Shares directly.

3.  Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Buyer as follows:

3.1  Due Authority. Shareholder has full power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

3.2  No Conflict; Consents. (a) The execution and delivery of this Agreement by Shareholder do not, and the performance by Shareholder of the obligations under this Agreement and the compliance by Shareholder with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to Shareholder or the Shares, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are bound.

(b)  The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.

3.3  Ownership of Shares. Shareholder (i) is the beneficial owner of the Shares, which at the date hereof are, and at all times up until the Termination Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances, and (ii) does not beneficially own any shares of capital stock of Seller other than the Shares.

4.  No Limitation on Discretion as Director. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Shareholder from exercising his or her duties and obligations as a Director of Seller or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Seller.

5.  Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer to carry out the intent of this Agreement.

6.  Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Proposed Transaction under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

7.  Termination. This Agreement shall terminate and shall have no further force or effect as of the Termination Date.

8.  Appraisal and Dissenters Rights. Shareholder hereby waives and agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger.

9.  Miscellaneous.

9.1  Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2  Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without the prior written consent of the other party.

9.3  Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4  Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile (with confirmation of receipt), or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Buyer:	ARH Mortgage Inc.
c/o The Airlie Group
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Andrew Dwyer

with a copy to:	Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

                   If to Shareholder: To the address for notice set forth on the last page hereof

with a copy to:	Barack Ferrazzano ET. AL.
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6  Governing Law; Jurisdiction and Venue. This Agreement shall be governed in accordance with the laws of the State of New York without regard to conflicts of laws principals thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereto agree that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the state and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York).

9.7  Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.8  Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.9  Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

9.10  No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of Seller has approved the Merger Agreement and the Proposed Transaction, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

_______________________________________
Name:
Title:
Address for Notice:
_______________________________________
_______________________________________

Shares beneficially owned:
____________ shares of common stock of Lark

ARH MORTGAGE INC.
By:_____________________________________
Dort A. Cameron III
President

ANNEX B

COMPANY PREFERRED STOCK REPURCHASE AGREEMENT
THIS PREFERRED STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of September ___, 2005 between JOSEPH KHOSHABE (the “Shareholder”), and UNITED FINANCIAL MORTGAGE CORP., an Illinois corporation (the “Company”).

R ECITALS:

                A.       Shareholder currently holds 63 shares of Series A Preferred Stock of the Company (the “Preferred Stock”).

                B.       The Company is currently in negotiations with ARH Mortgage, Inc., a Delaware corporation, and Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership, to enter into an Agreement and Plan of Merger (the “Agreement”) whereby, among other things, shareholders of the Company will receive cash consideration in exchange for shares of their common stock in the Company.

                C.       Shareholder will receive substantial economic benefit from the consummation of the transactions contemplated under the Agreement.

                D.      In contemplation of, and in consideration for, the transactions contemplated under the Agreement, the Shareholder grants the Company the option to repurchase the Preferred Stock in accordance with the terms of this Agreement.

A G R E E M E N T S:

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Grant of Option. Effective as of the date of this Agreement, and in exchange for the payment by the Company to the Shareholder of the sum of Ten Dollars ($10.00), the receipt of which by the Shareholder is hereby acknowledged, the Shareholder hereby grants to the Company an exclusive and irrevocable right and option (the “Option”) to purchase the Preferred Stock, upon the terms and conditions hereinafter set forth, for the price of $5,000.00 per share, or total consideration of $315,000, plus a pro-rated cash dividend per share of Preferred Stock (based on an annual dividend of $611.11 per share) for the period beginning May 1, 2005 through, but not including, the Closing Date (as defined in the Agreement) (the “Option Price”).

Section 2.  Exercise of Option. On the exercise date, the Shareholder shall sell, and the Company shall purchase, the Preferred Stock at the Option Price. The Shareholder shall deliver to the Company certificates representing the Preferred Stock, properly endorsed for transfer to the Company or its designee, and the Company shall deliver to the Shareholder cash or a check in the amount of the Option Price.

Section 3.  Restriction on Transfer. Except as otherwise provided in this Agreement, from the date of this Agreement to the exercise date, the Shareholder agrees that he may not sell, assign, gift, convey, pledge, hypothecate, grant a security interest in or otherwise transfer or encumber, voluntarily or involuntarily, any of the Preferred Stock without the express prior written consent of the Company. Except as otherwise provided herein, the Shareholder is entitled to exercise and enjoy all other rights of ownership of the Preferred Stock.

Section 4.  Endorsement and Encumbrance. During the term hereof, the Shareholder and the Company agree to cause the certificates for the Preferred Stock to bear the following legend:

“The shares represented by this certificate are subject to the terms and conditions of a Preferred Stock Repurchase Agreement dated as of September __, 2005, between United Financial Mortgage Corp. and Joseph Khoshabe, a copy of which is on file in the office of the cashier of the Company.”

Section 5.  Notice. Any notice, demand, election or other communication (hereinafter called “notice”) that any party hereto shall desire or be required to give pursuant to the provisions of this Agreement shall be either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, and if sent by mail, the giving of notice shall be deemed complete on the date shown on the receipt, said notice being delivered to the following addresses:

If to the Company, to: United Financial Mortgage Corp. 815 Commerce Drive, Suite 100 Oak Brook, IL 60523	If to the Shareholder, to: Joseph Khoshabe Personal and Confidential c/o United Financial Mortgage Corp. 815 Commerce Drive, Suite 100 Oak Brook, IL 60523

Section 6.  Authority. Each signatory to this Agreement hereby represents and warrants to the other that he, she or it has full power, authority and legal right, on his, her or its own behalf and on behalf of his, her or its heirs, executors, administrators, successors, affiliates and assigns heretofore and hereafter to execute, deliver and perform all actions required under this Agreement.

Section 7.  Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by the written approval of such amendment, modification or supplement by both parties hereto.

Section 8.  Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

Section 9.  Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

Section 10.  Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

Section 11.  Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and the Shareholder and his or her spouse, executor, personal representative, administrator, heirs, legatees, guardian and other legal representatives. This Agreement shall survive the death or incapacity of the Shareholder.

Section 12.   No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Company and the Shareholder and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to grant to any other person or entity any rights, remedy or claim under or in respect of this Agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement either individually or through its duly authorized officer, on the day and year first written above.

UNITED FINANCIAL MORTGAGE CORP.

By: __________________________________	__________________________________
JOSEPH KHOSHABE

ANNEX C

FORM OF CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is executed on ___________, 2005 and is made and entered into effective as of the Closing Date (also referred to as the “Employment Date”) by and among ARH MORTGAGE INC., a corporation organized and operating under the laws of the State of Delaware (the "Corporation"), UNITED FINANCIAL MORTGAGE CORP., a mortgage corporation organized and operating under the laws of the State of Illinois ("Mortgage Corp."), and JOSEPH KHOSHABE (the "Executive"). For purposes of this Agreement, the Closing Date shall have the meaning assigned to it by the Agreement and Plan of Merger dated as of September 1, 2005 among the Corporation, Airlie Opportunity Master Fund, Ltd. and the Mortgage Corp.

INTRODUCTORY STATEMENT

The Executive was Chairman and Founder of the Mortgage Corp. prior to its acquisition by the Corporation on the Employment Date and supervised and controlled all of the business affairs of Mortgage Corp. Following the acquisition, the Board of Directors of the Corporation and the Board of Directors of Mortgage Corp. (each, a “Board”) have concluded that it is in the best interests of the Corporation and Mortgage Corp. to secure the Executive’s services and expertise. For these reasons, the Boards have decided to offer to enter into a contract with the Executive for his services. The Executive has accepted this offer.

The terms and conditions which the Corporation, Mortgage Corp. and the Executive have agreed to are as follows.

AGREEMENT

1.  Employment.

The Corporation and Mortgage Corp. hereby offer to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

2.  Employment Period.

(a)  The Corporation and Mortgage Corp. shall employ the Executive during the period beginning on the Employment Date and ending on the later of October 31, 2008 or the third annual anniversary of the Employment Date (the "Employment Period").

(b)  Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period.

(c)  Nothing in this Agreement shall be deemed to prohibit the Corporation, Mortgage Corp. or the Executive from terminating the Executive's employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Corporation, Mortgage Corp. and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require a termination, or prohibit a continuation, of the Executive's employment at the expiration of the Employment Period. Any such continuation shall be on an "at-will" basis unless the Corporation, Mortgage Corp. and the Executive agree otherwise.

3.  Duties.

The Executive shall serve as consultant to the Mortgage Corp. providing the Boards with such advice and consultation as requested by the Boards and senior executive officers of the Mortgage Corp. and agreed to by Executive.

4.  Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Mortgage Corp. shall pay to him a salary at an initial annual rate of One Hundred Fifty Thousand Dollars ($150,000), payable in approximately equal installments in accordance with its customary payroll practices for senior officers. The Boards, or their respective Compensation Committees or Executive Committees, shall review the Executive's annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve (12) months, and may, in their discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Mortgage Corp. for services hereunder at such times, in such amounts and on such terms and conditions as the Boards, or their respective Compensation Committees or Executive Committees, may determine.

5.  Employee Benefit Plans and Programs.

Except as expressly provided herein to the contrary, during the Employment Period, the Executive shall be treated as an employee of the Corporation and Mortgage Corp. and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Corporation or Mortgage Corp., in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Corporation’s or Mortgage Corp.’s customary practices. Such benefits shall in any event be at least as favorable as those provided to the Executive by Mortgage Corp. immediately prior to its acquisition by the Corporation. Until such time as the Executive and Executive’s spouse attain age sixty-six (66), the Corporation and Mortgage Corp. shall pay one hundred percent (100%) of the premium for the Executive and Executive’s spouse’s coverages under the group life, health (including hospitalization, medical, major medical and long term care), dental, disability and other insurance plans and this obligation shall survive the expiration or termination of this Agreement.

6.  Indemnification and Insurance.

(a)  During the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either of them to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Corporation or Mortgage Corp. or service in other capacities at their request. The insurance coverage provided to the Executive pursuant to this section 6(a) shall be at least as favorable as the scope and the terms and conditions as the coverage provided to other officers or directors of the Corporation or Mortgage Corp.

(b)  To the maximum extent permitted under applicable law, during the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures arising from claims for acts or omissions taken in or by virtue of positions as an employee, officer or director of the Corporation or Mortgage Corp. or as an employee, officer or director of other entities at the request of the Corporation or Mortgage Corp. In this regard, unless expressly prohibited by law, Corporation and Mortgage Corp. shall advance all costs and expenses for the defense of any claim or allegation until it shall be determined by outside legal counsel with recognized expertise in such matters that the Corporation and the Mortgage Corp. are prohibited from indemnifying and holding the Executive harmless. The indemnification provided to the Executive pursuant to this section 6(b) shall be at least as favorable as the scope and the terms and conditions as the indemnification provided to other officers or directors of the Corporation or Mortgage Corp.

7.  Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by any Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Corporation or Mortgage Corp., as amended from time to time, and generally applicable to all similarly situated executives.

8.  Working Facilities and Expenses.

The Executive's principal place of employment shall be at Mortgage Corp.'s executive offices on the date of this Agreement, or at such other location as the Corporation, Mortgage Corp. and the Executive may mutually agree upon. The Corporation and Mortgage Corp. shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Mortgage Corp. and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Mortgage Corp. shall pay the Executive an annual automobile allowance of SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500). The Corporation and Mortgage Corp. shall reimburse the Executive for such ordinary and necessary travel, entertainment and business expenses including, without limitation, all expenses associated with his business use of the aforementioned automobile (including, without limitation, gas, maintenance and insurance) as the Executive, Mortgage Corp. and the Corporation shall mutually agree are necessary and appropriate for business purposes, upon presentation of an itemized account of such expenses in such form as the Corporation and Mortgage Corp. may reasonably require. The Executive shall be entitled to no less than twenty (20) days of paid vacation during each year in the Employment Period.

9.  Termination of Employment Due to Death.

The Executive's employment with the Corporation and Mortgage Corp. shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive's death. In such event, the Corporation or Mortgage Corp. shall pay or provide to the Executive’s estate, surviving dependents or designated beneficiaries, as applicable:

(a)  the Executive's earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 (thirty) days after the date of the Executive's termination of employment.

(b)  the benefits, if any, due under any employee benefit plans and programs and compensation plans and programs maintained for the benefit of officers and employees of the Corporation or Mortgage Corp. subject to and in accordance with this Agreement. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs subject to and in accordance with this Agreement.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the "Standard Termination Entitlements."

10.  Termination Due to Disability.

The Corporation and Mortgage Corp. may terminate the Executive's employment upon a determination, by vote of a majority of the members of the Corporation’s Board, or a majority of the members of the Compensation Committee or Executive Committee thereof, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of six (6) months beginning with the date of the determination. In such event:

(a)  The Corporation or Mortgage Corp. shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)  In addition to the Standard Termination Entitlements, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Corporation or Mortgage Corp. (the "LTD Eligibility Date"); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the "Initial Continuation Period"). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Corporation and Mortgage Corp. and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the notice of termination is deemed given to the Executive.

11.  Discharge.

(a)  The Corporation and Mortgage Corp. may terminate the Executive's employment at any time during the Employment Period for any reason or for no reason, but only by majority vote of the entire membership of the Corporation’s and Mortgage Corp.’s Boards.

(b)  The termination of the Executive's employment shall be deemed to be for "Cause" only if the Corporation’s and Mortgage Corp.’s Boards, by majority vote of their respective entire memberships, determines that the Executive

(i)      has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive's inability to perform such duties as a result of drug or alcohol dependency);

(ii)      has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned material duties;

(iii)      has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other similar circumstance likely, in the commercially reasonable judgment of the Boards, to have a material adverse effect on the Corporation, Mortgage Corp. or their respective businesses or reputations;

(iv)      has knowingly violated, in any material respect, any material law, rule, regulation or order applicable to the Corporation or Mortgage Corp. in his performance of services for the Corporation or Mortgage Corp.; or

(v)      has willfully and intentionally breached the material terms of this Agreement in any material respect.

For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation and Mortgage Corp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or Mortgage Corp. shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation and Mortgage Corp. Termination with Cause shall be effected by written notice to the Executive setting forth with particularity the grounds for termination. No such Termination with Cause shall be effected, however, until (1) the Boards have provided the Executive written notice that both Boards have made a preliminary determination, by a majority vote of their entire memberships, of Cause, (2) the Executive is unable to correct his conduct or correct the consequences of his conduct within 30 days, (3) the Executive then is provided a hearing before each Board, and (4) after such hearings, the Boards make the determination described in the first sentence of this section 11(b).

(c)  If the Executive is discharged during the Employment Period with Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)  If the Executive is discharged during the Employment Period without Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition to the Standard Termination Entitlements:

(i)       Until such time as the Executive and Executive’s spouse attain age sixty-six (66), the Corporation or Mortgage Corp. shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance coverage on substantially the same terms and conditions (including any co-payments and deductibles) in effect for them immediately prior to the Executive's termination. The coverage provided under this section 11(d)(i) may, at the election of the Corporation or Mortgage Corp., be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under other coverage will offset the coverage required by this section 11(d)(i).

(ii)       During the Remaining Unexpired Employment Period, the Corporation or Mortgage Corp. shall continue to pay to the Executive (or, in the event of his death before payment, his estate) his base salary at the annual rate in effect for him immediately prior to the termination of his employment. Such payments shall be made in accordance with the Corporation’s or Mortgage Corp.’s then standard payroll schedule.

The payments and benefits enumerated in section 11(d) shall be referred to collectively in this Agreement as the “Additional Termination Entitlements”.

12.  Resignation.

(a)  The Executive may resign from his employment with the Corporation and Mortgage Corp. at any time for any reason or for no reason. A resignation under this section 12 shall be effected by notice of resignation given by the Executive to the Corporation and Mortgage Corp. and shall take effect on the effective date of termination specified in such notice (which shall in no event be sooner than sixty (60) days after the notice is deemed given) or such earlier or later date as the Executive, the Corporation and Mortgage Corp. may mutually agree upon. The Executive's resignation of any of the positions within the Corporation and Mortgage Corp. to which he has been assigned shall be deemed a resignation from all such positions unless the Corporation, Mortgage Corp. and the Executive agree in writing otherwise.

(b)  The Executive's resignation shall be deemed to be for "Good Reason" if the effective date of resignation occurs within three (3) months after any of the following:

(i)  any reduction of the Executive's rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive's compensation as and when due;

(ii)  any change in the terms and conditions of any compensation, subject to Sections 5 and 8 hereof, or benefit program in which the Executive participates (other than across-the-board changes in benefit programs having substantially the same effect on all similarly situated employees) which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given written notice of such material adverse effect to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(iii)  any material breach by the Corporation or Mortgage Corp. of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material breach to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such breach within thirty (30) days after such notice is deemed given;

(iv)  a change in the Executive's principal place of employment to a place that is not the principal executive office of Mortgage Corp. as of the effective date of this Agreement or other mutually agreeable location, or a relocation of Mortgage Corp.'s principal executive office to a location that is both more than thirty (30) miles away from the Executive's principal residence and more than thirty (30) miles away from the location of the Mortgage Corp.'s principal executive office on the effective date of this Agreement; or

(v)  there is a Change in Control of the Corporation or the Mortgage Corp. which for purposes of this Agreement shall occur if the individuals who are members of he Boards immediately following the Closing Date (the “Continuing Directors”) cease for any reason to constitute a majority of their respective Boards, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the applicable Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as a Continuing Director.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a transaction in which the Mortgage Corp. or any parent corporation thereof becomes publicly-traded. In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)  If the Executive resigns during the Employment Period without Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)  If the Executive resigns during the Employment Period with Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition, shall also pay and deliver the Additional Termination Entitlements.

13.  Terms and Conditions of the Additional Termination Entitlements.

The Corporation, Mortgage Corp. and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Corporation, Mortgage Corp. and the Executive further agree that the Corporation and Mortgage Corp. may condition the payment and delivery of the Additional Termination Entitlements on the receipt of (a) the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Corporation, Mortgage Corp. or any subsidiary or affiliate and (b) the Executive’s release (in such form and of such substance as is mutually agreeable to the Corporation, the Mortgage Corp. and the Executive) of the Corporation, Mortgage Corp. and their respective affiliates, subsidiaries and parent corporations, and their respective directors, officers, employees and agents, and the heirs, successors and assigns of all of them, from any liability of any nature in connection with the Executive’s employment by the Corporation and Mortgage Corp. or the termination thereof, except for those contractual liabilities expressly created by this Agreement.

14.  Limitation of Benefits under Certain Circumstances.

If the Additional Termination Entitlements, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or Mortgage Corp., would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, the regulations promulgated thereunder or related Internal Revenue Service guidance (collectively, the “Code”), the Additional Termination Entitlements shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the Additional Termination Entitlements payable by the Corporation or Mortgage Corp. being non-deductible to the Corporation or Mortgage Corp. pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. Similarly, any payment of the Additional Termination Entitlements shall be structured to comply with all requirements of Section 409A of the Code. The determination of any reduction or restructuring of the Additional Termination Entitlements shall be based upon the opinion of independent counsel selected by the Corporation’s or Mortgage Corp. and paid by the Corporation and Mortgage Corp. Such counsel shall be reasonably acceptable to the Corporation, Mortgage Corp. and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 14, or a reduction in the Additional Termination Entitlements below zero.

15.  Protective Covenants.

(a)  Covenants. The Corporation and Mortgage Corp. conduct a business consisting of residential mortgage lending, residential mortgage banking, residential mortgage brokerage and residential mortgage servicing (the “Corporation’s Business”) at various locations in cities and counties across the United States (such cities and counties, together with any other city or county in which the Corporation or Mortgage Corp. subsequently maintains or establishes a plan to open an office, the “Corporation’s Geographic Market”). The Executive acknowledges that the Corporation and Mortgage are entering into this Agreement with him for the purpose of preserving and cultivating the Corporation’s Business. Therefore, the Executive agrees to the following covenants:

(i)  Covenant Not To Compete. Prior to the later of October 31, 2008 or the third annual anniversary of the Employment Date, he shall not, without the prior written consent of the Corporation or Mortgage Corp., become an officer, employee, consultant, director or trustee of, or otherwise provide services with or without compensation to, any person or entity that is engaged in a business or line of business or provides a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment).

(ii)  Confidential Information. Unless he obtains the prior written consent of the Corporation or Mortgage Corp., the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation and its parents and subsidiaries and any subsidiary of any of the Corporation’s parents (the Corporation and such parents and subsidiaries collectively, the “Corporation’s Affiliated Group”), any material document or information obtained from a member of the Corporation’s Affiliated Group, or in the course of his employment with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning the Corporation’s or Mortgage Corp.’s customers (the “Confidential Information”) unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own; provided, however, that nothing in this section 15(a)(ii) shall prevent the Executive, with or without the Corporation’s or Mortgage Corp.’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, the Executive shall, to the extent practicable under the circumstances, notify the Corporation and Mortgage Corp. in advance of and afford the Corporation and Mortgage Corp. an opportunity, at their own expense, to take action to prevent or limit the scope of such participation or disclosure.

(iii)  Proprietary Information. The Executive acknowledges that, during the course of his employment, he will, alone or jointly with others, develop or have access to information (whether in written, oral, electronic or other form) concerning the Corporation’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Corporation’s Affiliated Group (the “Proprietary Information”). The Executive acknowledges that all such Proprietary Information is, as between the Executive and the Corporation’s Affiliated Group, the sole property of the Corporation’s Affiliated Group and that the Executive has no right, title or interest therein. During his employment with the Corporation and Mortgage Corp. and at all times thereafter, the Executive shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Corporation’s Affiliated Group. At any time upon the Corporation’s or Mortgage Corp.’s request, and in any event upon his termination of employment with the Corporation and Mortgage Corp., the Executive shall promptly return to the Corporation and Mortgage Corp. all Proprietary Information in his possession in any form or media and all laptop computers, cell phones and other property of the Corporation’s Affiliated Group in his possession and shall, if requested to do so by the Corporation or Bancorp, certify in writing that any Proprietary Information not so returned has been destroyed.

(iv)  Solicitation. The Executive, prior to the later of October 31, 2008 and the third annual anniversary of the Employment Date, shall not, without the written consent of the Corporation and Mortgage Corp., either directly or indirectly:

(A)  solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment);

(B)  provide any information, advice or recommendation with respect to any such officer or employee to any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing, encouraging or enabling any officer or employee of the Corporation’s Affiliated Group to terminate his employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, to any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment); or

(C)  directly or indirectly solicit, or facilitate in any manner any other person’s or entity’s solicitation of, business in competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment) from (I) any of the Corporation’s or Mortgage Corp.’s customers with whom the Executive served as a relationship manager, or whom the Executive was assigned to solicit on behalf of the Corporation or Mortgage Corp., at any time during the period of one (1) year ending on the date of his termination of employment; (II) any other person or entity which the Executive knows to be one of the Corporation’s or Mortgage Corp.’s customers, or (III) any other person or entity which the Executive knows is being actively solicited by the Corporation or Mortgage Corp. on, or had been identified for active solicitation by the Corporation or Mortgage Corp. at any time during the period of one (1) year ending on, the date of his termination of employment with the Corporation and Mortgage Corp.

(b)  Reasonableness of Covenants. The Executive acknowledges that: (i) the Corporation and Mortgage Corp. have a legitimate business interest in preserving their investment in their Confidential Information and Proprietary Information, and the Corporation and Mortgage Corp.’s customers; (ii) the restrictions set forth in this section 15 constitute reasonable restrictions to protect the Corporation’s and Mortgage Corp.’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Executive’s ability to seek or secure employment following his termination of employment with the Corporation and Mortgage Corp.; and (v) his employment by the Corporation and Mortgage Corp. and the Additional Termination Entitlements (if any) constitute adequate consideration for his adherence to such restrictions.

(c)  Specific Performance. The Executive acknowledges that money damages will not be an adequate remedy for his failure to observe or perform any of the covenants set forth in section 15(a). Therefore, the Corporation and Mortgage Corp. each shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance.

(d)  Notification to Subsequent Employers and Potential Employers. Prior to accepting employment with any person or entity other than a member of the Corporation’s Affiliated Group, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof.

(e)  Reformation or Modification. In the event that this section 15 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this section 15 or any portion hereof in such manner as he or it determines to be necessary to render this section 15 enforceable to the maximum possible extent and to enforce this section 15 as so modified.

16.  No Effect on Employee Benefit Plans or Programs.

The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Corporation and Mortgage Corp. or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Corporation's or Mortgage Corp.’s qualified or non-qualified retirement, pension, savings, thrift or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Corporation or Mortgage Corp. from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Corporation or Mortgage Corp. is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

17.  Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Corporation, Mortgage Corp. and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Corporation or Mortgage Corp. may be sold or otherwise transferred. Failure of the Corporation or Mortgage Corp. to obtain from its successor its express written assumption of the Corporation's or Mortgage Corp.’s obligations hereunder at least 30 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

18.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Joseph Khoshabe
Personal and Confidential
c/o United Financial Mortgage Corp.
815 Commerce Drive, Suite 100
Oak Brook, Illinois 60523

with a copy to:

Barack Ferrazzano Et. Al.
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro, Esq.

If to the Corporation or the Mortgage Corp.:

ARH Mortgage Inc.
c/o Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Andrew Dwyer

with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

19.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.  Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed entirely within the State of Illinois.

23.  Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the employment agreement between the Executive and Mortgage Corp. dated August 1, 2003, including, without limitation, any provisions of such employment agreement that by their terms survive the termination, expiration, or supersedure of such employment agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

25.  Non-Duplication.

In the event that the Executive shall perform services for any direct or indirect subsidiary or affiliate of the Corporation or Mortgage Corp., any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Corporation and Mortgage Corp. hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Corporation, Mortgage Corp. and all of their respective direct or indirect subsidiaries and affiliates.

26.  Dispute Resolution.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The expenses of the parties, including reasonable out-of-pocket costs and expenses of the prevailing party’s legal counsel and the costs and expenses of the arbitrator, shall be borne by the non-prevailing party if the arbitrator determines that any of the claims brought or any of the defenses asserted by such non-prevailing party were not brought, or were not asserted, in good faith. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Corporation and Mortgage Corp. each shall have the right apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim equitable relief to which they may be entitled in connection with any alleged violations of section 15 of this Agreement.

In Witness Whereof, the Corporation and Mortgage Corp. have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

JOSEPH KHOSHABE

ARH MORTGAGE INC.

By:
Name: Dort A. Cameron III
Title: President

UNITED FINANCIAL MORTGAGE CORP.

:	By:
Name: Steve Y. Khoshabe
Title: President and Chief Executive Officer

ANNEX D

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is executed on _____________, 2005 and is made and entered into effective as of the Closing Date (also referred to as the “Employment Date”) by and among ARH MORTGAGE INC., a corporation organized and operating under the laws of the State of Delaware (the "Corporation"), UNITED FINANCIAL MORTGAGE CORP., a mortgage corporation organized and operating under the laws of the State of Illinois ("Mortgage Corp."), and STEVE Y. KHOSHABE (the "Executive"). For purposes of this Agreement, the Closing Date shall have the meaning assigned to it by the Agreement and Plan of Merger dated as of September 1, 2005 among the Corporation, Airlie Opportunity Master Fund, Ltd. and the Mortgage Corp. (the “Merger Agreement”).

INTRODUCTORY STATEMENT

The Executive was President and Chief Executive Officer of the Mortgage Corp. prior to its acquisition by the Corporation on the Employment Date and supervised and controlled all of the business affairs of Mortgage Corp. Following the acquisition, the Board of Directors of the Corporation and the Board of Directors of Mortgage Corp. (each, a “Board”) have concluded that it is in the best interests of the Corporation and Mortgage Corp. to secure the Executive’s services and expertise. For these reasons, the Boards have decided to offer to enter into a contract with the Executive for his services. The Executive has accepted this offer.

The terms and conditions which the Corporation, Mortgage Corp. and the Executive have agreed to are as follows.

AGREEMENT

1.  Employment.

The Corporation and Mortgage Corp. hereby offer to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement. Executive shall be elected to and shall serve as a director of each of the Corporation and the Mortgage Corp.

2.  Employment Period.

(a)  The Corporation and Mortgage Corp. shall employ the Executive during the period beginning on the Employment Date and ending on the later of October 31, 2008 or the third annual anniversary of the Employment Date (the "Employment Period").

(b)  Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period.

(c)  Nothing in this Agreement shall be deemed to prohibit the Corporation, Mortgage Corp. or the Executive from terminating the Executive's employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Corporation, Mortgage Corp. and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require a termination, or prohibit a continuation, of the Executive's employment at the expiration of the Employment Period. Any such continuation shall be on an "at-will" basis unless the Corporation, Mortgage Corp. and the Executive agree otherwise.

3.  Duties.

The Executive shall serve as the most senior executive officer of Mortgage Corp. with the title President and Chief Executive Officer. The Executive shall, subject to the control of the Boards, in general supervise and control all of the business and affairs of the Mortgage Corp., and shall participate in all policy making decisions of the Mortgage Corp. Board and be responsible for carrying out the decisions of the Boards. Subject to the authority of the Boards, the Executive shall be responsible for planning the growth of the Mortgage Corp., capital-raising, shareholder relations, relations with investment bankers other financial institutions and financial advisors, and strategic planning, including exploring opportunities for mergers, acquisitions and new business. The Executive shall have the general supervision and direction of all of the Mortgage Corp.’s officers, subject to and consistent with policies enunciated by the Boards. The Executive shall, under authority given to the Executive, sign instruments in the name of the Mortgage Corp. The Executive shall have such other duties and powers customarily performed and held by Presidents and Chief Executive Officers of publicly traded mortgage companies comparable to the Mortgage Corp. and such additional duties and powers as may be assigned to him from time to time by each Board. During the Employment Period, the Executive shall devote to his duties hereunder his full working time, attention and energies.

4.  Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Mortgage Corp. shall pay to him (a) a salary at an initial annual rate of Three Hundred Twenty-Five Thousand Dollars ($325,000), payable in approximately equal installments in accordance with its customary payroll practices for senior officers; and (b) an annual bonus based on performance in accordance with the terms set forth in Schedule A to this Agreement. The Boards, or their respective Compensation Committees or Executive Committees, shall review the Executive's annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve (12) months, and may, in their discretion, approve a salary increase. In addition to salary and bonus set forth in (a) and (b) above, the Executive (i) shall receive on the Employment Date a grant of stock options with such terms and conditions as shall be described in Schedule A and, (ii) in addition, may receive such other cash compensation from the Corporation and the Mortgage Corp. for services hereunder at such times, in such amounts and on such terms and conditions as the Boards, or their respective Compensation Committees or Executive Committees, may determine.

5.  Employee Benefit Plans and Programs.

Except as expressly provided herein to the contrary, during the Employment Period, the Executive shall be treated as an employee of the Corporation and Mortgage Corp. and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans as may from time to time be maintained by, or cover employees of, the Corporation or Mortgage Corp., in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Corporation’s or Mortgage Corp.’s customary practices. Such benefits shall in any event be at least as favorable as those provided to the Executive by Mortgage Corp. immediately prior to its acquisition by the Corporation. At all times during the Executive’s employment with the Corporation and the Mortgage Corp., the Corporation or the Mortgage Corp. shall pay one hundred percent (100%) of the premium for each of (a) the Executive’s and his dependents’ coverage under the group life, group health (including hospitalization, medical, major medical and long-term care), dental disability and other insurance plans maintained by the Corporation or Mortgage Corp. and (b) a life insurance policy issued by an insurance company reasonably acceptable to the Executive that would pay any beneficiary designated by the Executive at least $1,000,000 upon the death of the Executive.

6.  Indemnification and Insurance.

(a)  During the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either of them to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Corporation or Mortgage Corp. or service in other capacities at their request. The insurance coverage provided to the Executive pursuant to this section 6(a) shall be at least as favorable as the scope and the terms and conditions as the coverage provided to other officers or directors of the Corporation or Mortgage Corp.

(b)  To the maximum extent permitted under applicable law, during the Employment Period and for six (6) years thereafter, the Corporation and Mortgage Corp. shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures arising from claims for acts or omissions taken in or by virtue of positions as an employee, officer or director of the Corporation or Mortgage Corp. or as an employee, officer or director of other entities at the request of the Corporation or Mortgage Corp. In this regard, unless expressly prohibited by law, Corporation and Mortgage Corp. shall advance all costs and expenses for the defense of any claim or allegation until it shall be determined by outside legal counsel with recognized expertise in such matters that the Corporation and the Mortgage Corp. are prohibited from indemnifying and holding the Executive harmless. The indemnification provided to the Executive pursuant to this section 6(b) shall be at least as favorable as the scope and the terms and conditions as the indemnification provided to other officers or directors of the Corporation or Mortgage Corp.

7.  Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by any Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Corporation or Mortgage Corp., as amended from time to time, and generally applicable to all similarly situated executives.

8.  Working Facilities and Expenses.

The Executive's principal place of employment shall be at Mortgage Corp.'s executive offices on the date of this Agreement, or at such other location as the Corporation, Mortgage Corp. and the Executive may mutually agree upon. The Corporation and Mortgage Corp. shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Mortgage Corp. and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Mortgage Corp. shall pay the Executive an annual automobile allowance of TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500). The Corporation and Mortgage Corp. shall reimburse the Executive for such ordinary and necessary travel, entertainment and business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile (including, without limitation, gas, maintenance and insurance), use of a cellular telephone, fees for memberships in such clubs and organizations as the Executive, Mortgage Corp. and the Corporation shall mutually agree are necessary and appropriate for business purposes, upon presentation of an itemized account of such expenses in such form as the Corporation and Mortgage Corp. may reasonably require. The Executive shall be entitled to no less than twenty (20) days of paid vacation during each year in the Employment Period.

9.  Termination of Employment Due to Death.

The Executive's employment with the Corporation and Mortgage Corp. shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive's death. In such event, the Corporation or Mortgage Corp. shall pay or provide to the Executive’s estate, surviving dependents or designated beneficiaries, as applicable:

(a)  the Executive's earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 (thirty) days after the date of the Executive's termination of employment.

(b)  the benefits, if any, due under any employee benefit plans and programs and compensation plans and programs maintained for the benefit of officers and employees of the Corporation or Mortgage Corp. subject to and in accordance with the terms of this Agreement. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs subject to and in accordance with the terms of this Agreement.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the "Standard Termination Entitlements."

10.  Termination Due to Disability.

The Corporation and Mortgage Corp. may terminate the Executive's employment upon a determination, by vote of a majority of the members of the Corporation’s Board, or a majority of the members of the Compensation Committee or Executive Committee thereof, acting in reliance on the written advice of a medical professional acceptable to it, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least sixty (60) days during the period of six (6) months ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of six (6) months beginning with the date of the determination. In such event:

(a)  The Corporation or Mortgage Corp. shall pay and deliver to the Executive (or in the event of his death before payment, to his estate, surviving dependents or beneficiaries, as applicable) the Standard Termination Entitlements.

(b)  In addition to the Standard Termination Entitlements, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Corporation or Mortgage Corp. (the "LTD Eligibility Date"); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the "Initial Continuation Period"). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Corporation or Mortgage Corp. shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Corporation and Mortgage Corp. and shall take effect on the later of the effective date of termination specified in such notice or sixty (60) days after the date on which the notice of termination is deemed given to the Executive.

11.  Discharge.

(a)  The Corporation and Mortgage Corp. may terminate the Executive's employment at any time during the Employment Period for any reason or for no reason, but only by majority vote of the entire membership of the Corporation’s and the Mortgage Corp.’s Boards.

(b)  The termination of the Executive's employment shall be deemed to be for "Cause" only if the Corporation’s and the Mortgage Corp.’s Boards, by majority vote of their entire memberships, determine that the Executive

(i)   has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, the Executive's inability to perform such duties as a result of drug or alcohol dependency);

(ii)  has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned material duties;

(iii)   has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other similar circumstance likely, in the commercially reasonable judgment of the Boards, to have a material adverse effect on the Corporation, Mortgage Corp. or their respective businesses or reputations;

(iv)   has knowingly violated, in any material respect, any material law, rule, regulation or order applicable to the Corporation or Mortgage Corp. in his performance of services for the Corporation or Mortgage Corp.; or

(v)   has willfully and intentionally breached the material terms of this Agreement in any material respect.

For purposes of this section 11, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation and Mortgage Corp. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or Mortgage Corp. shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation and Mortgage Corp. Termination with Cause shall be effected by written notice to the Executive setting forth with particularity the grounds for termination. No such Termination with Cause shall be effected, however, until (1) the Corporation and Mortgage Corp. Boards have provided the Executive written notice that such Boards have made a preliminary determination, by a majority vote of their respective entire memberships, of Cause, (2) the Executive is unable to correct his conduct or cure the consequences of his conduct within 30 days, (3) the Executive then is provided a hearing before such Board or Committee, and (4) after such hearings, the Corporation and Mortgage Corp.’s Boards make the determination described in the first sentence of this section 11(b).

(c)  If the Executive is discharged during the Employment Period with Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)  If the Executive is discharged during the Employment Period without Cause, the Corporation or Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition to the Standard Termination Entitlements:

(i)  During the Remaining Unexpired Employment Period, the Corporation or Mortgage Corp. shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance coverage on substantially the same terms and conditions (including any required co-payments and deductibles) in effect for them immediately prior to the Executive's termination. The coverage provided under this section 11(d)(i) may, at the election of the Corporation or Mortgage Corp., be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under other coverage will offset the coverage required by this section 11(d)(i).

(ii)  The Corporation or Mortgage Corp. shall pay to the Executive (or, in the event of his death before payment, his estate) a lump sum payment equal to the greater of the following: (A) $250,000 or (B) an amount equal to the Executive’s annual base salary (at the annual rate in effect for him immediately prior to the termination of his employment) that would have been paid during the Remaining Unexpired Employment Period if the Executive’s employment had not been terminated; provided, however, that the minimum payment of $250,000 shall also be payable to the Executive at the expiration of the Employment Period unless the Executive shall have been notified by the Corporation or Mortgage Corp. of its intention to extend or not extend the Employment Period at least six (6) months prior to the expiration of the initial Employment Period. Such payment shall be made within five (5) business days of the Executive’s termination date.

(iii)         The Corporation or Mortgage Corp. shall pay to the Executive (or, in the event of his death before payment, his estate) a lump sum payment equal to (A) one-twelfth of the aggregate cash incentive compensation payment (whether denominated as bonuses (including the bonus contemplated in Section 4 above), incentive plan payments, performance units, performance-based compensation or otherwise) paid to the Executive by the Corporation and Mortgage Corp. in the last fiscal year of the Mortgage Corp. to end concurrently with or prior to his termination of employment multiplied by (B) the number of months that constitute the Remaining Unexpired Employment Period. Such payment shall be made within five (5) business days of the Executive’s termination date.

The payments and benefits enumerated in section 11(d) shall be referred to collectively in this Agreement as the “Additional Termination Entitlements”.

12.  Resignation.

(a)  The Executive may resign from his employment with the Corporation and Mortgage Corp. at any time for any reason or for no reason. A resignation under this section 12 shall be effected by notice of resignation given by the Executive to the Corporation and Mortgage Corp. and shall take effect on the effective date of termination specified in such notice (which shall in no event be sooner than sixty (60) days after the notice is deemed given) or such earlier or later date as the Executive, the Corporation and Mortgage Corp. may mutually agree upon. The Executive's resignation of any of the positions within the Corporation and Mortgage Corp. to which he has been assigned shall be deemed a resignation from all such positions unless the Corporation, Mortgage Corp. and the Executive agree in writing otherwise.

(b)  The Executive's resignation shall be deemed to be for "Good Reason" if the effective date of resignation occurs within three (3) months after any of the following:

(i)  a material failure by the Corporation or Mortgage Corp., whether by amendment of their respective articles of incorporation or by-laws, action of their respective Boards or otherwise, to vest in the Executive the titles, functions, duties, or responsibilities prescribed in section 3 of this Agreement or any material reduction thereof by the Corporation or Mortgage Corp., provided that the Executive shall have given written notice of such failure or reduction to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure or reduction within thirty (30) days after such notice is deemed given;

(ii)  failure of the Executive to serve as a director of the Corporation and Mortgage Corp.’s Boards, other than as a result of the Executive’s voluntary resignation from the Boards; provided, however, that this section 12(b)(ii) shall not apply if the Mortgage Corp. or any parent corporation thereof becomes publicly-traded;

(iii)  any reduction of the Executive's rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive's compensation as and when due;

(iv)  any change in the terms and conditions of any compensation, or subject to sections 5 and 8 hereof, or benefit program in which the Executive participates (other than across-the-board changes in benefit programs having substantially the same effect on all similarly situated employees) which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Executive shall have given written notice of such material adverse effect to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such failure within thirty (30) days after such notice is deemed given;

(v)  any material breach by the Corporation or Mortgage Corp. of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material breach to the Corporation and Mortgage Corp., and the Corporation or Mortgage Corp. shall not have substantially cured such breach within thirty (30) days after such notice is deemed given;

(vi)  a failure by the Corporation or the Mortgage Corp. to cause the Mortgage Corp. to be exclusive company (except as set forth in Schedule B) in which each of the Corporation and the Mortgage Corp. conducts substantially all of the Corporation’s Business (as defined in Section 15 below);

(vii)  a change in the Executive's principal place of employment to a place that is not the principal executive office of Mortgage Corp. as of the effective date of this Agreement or other mutually agreeable location, or a relocation of Mortgage Corp.'s principal executive office to a location that is both more than forty-five (45) miles away from the Executive's principal residence and more than fifteen (15) miles away from the location of the Mortgage Corp.'s principal executive office on the effective date of this Agreement; or

(viii)        there is a Change in Control of the Corporation or the Mortgage Corp. which for purposes of this Agreement shall occur if the individuals who are members of he Boards immediately following the Closing Date (the “Continuing Directors”) cease for any reason to constitute a majority of their respective Boards, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the applicable Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as a Continuing Director.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a transaction in which the Mortgage Corp. or any parent corporation thereof becomes publicly-traded. In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)  If the Executive resigns during the Employment Period without Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements only.

(d)             If the Executive resigns during the Employment Period with Good Reason, the Corporation and Mortgage Corp. shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries or dependents, as applicable) the Standard Termination Entitlements and, in addition, shall also pay and deliver the Additional Termination Entitlements.

13.  Terms and Conditions of the Additional Termination Entitlements.

The Corporation, Mortgage Corp. and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Corporation, Mortgage Corp. and the Executive further agree that the Corporation and Mortgage Corp. may condition the payment and delivery of the Additional Termination Entitlements on the receipt of (a) the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Corporation, Mortgage Corp. or any subsidiary or affiliate and (b) the Executive’s release (in such form and of such substance as is mutually agreeable to the Corporation, the Mortgage Corp. and the Executive) of the Corporation, Mortgage Corp. and their respective affiliates, subsidiaries and parent corporations, and their respective directors, officers, employees and agents, and the heirs, successors and assigns of all of them, from any liability of any nature in connection with the Executive’s employment by the Corporation and Mortgage Corp. or the termination thereof, except for those contractual liabilities expressly created by this Agreement.

14.  Limitation of Benefits under Certain Circumstances.

If the Additional Termination Entitlements or any other benefits conferred under this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or Mortgage Corp., would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, the regulations promulgated thereunder or related Internal Revenue Service guidance (collectively, the “Code”), the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the Additional Termination Entitlements or any other benefits conferred under this Agreement payable by the Corporation or Mortgage Corp. being non-deductible to the Corporation or Mortgage Corp. pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. Similarly, any payment of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be structured to comply with all requirements of Section 409A of the Code. The determination of any reduction or restructuring of the Additional Termination Entitlements or any other benefits conferred under this Agreement shall be based upon the opinion of independent counsel selected by the Corporation’s or Mortgage Corp. and paid by the Corporation and Mortgage Corp. Such counsel shall be reasonably acceptable to the Corporation, Mortgage Corp. and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or accountants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 14, or a reduction in the Additional Termination Entitlements or any other benefits conferred under this Agreement below zero.

15.  Protective Covenants.

(a)  Covenants. The Corporation and Mortgage Corp. conduct a business consisting of mortgage lending, mortgage banking, mortgage brokerage and mortgage servicing (the “Corporation’s Business”) at various locations in cities and counties across the United States (such cities and counties, together with any other city or county in which the Corporation or Mortgage Corp. subsequently maintains or establishes a plan to open an office, the “Corporation’s Geographic Market”). The Executive acknowledges that the Corporation and Mortgage Corp. are entering into this Agreement with him for the purpose of preserving and cultivating the Corporation’s Business. Therefore, the Executive agrees to the following covenants:

(i)  Covenant Not To Compete. Prior to the later of October 31, 2008 or the third annual anniversary of the Employment Date, he shall not, without the prior written consent of the Corporation or Mortgage Corp., become an officer, employee, consultant, director or trustee of, or otherwise provide services with or without compensation to, any person or entity that is engaged in a business or line of business or provides a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment).

(ii)  Confidential Information. Unless he obtains the prior written consent of the Corporation or Mortgage Corp., the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Corporation and its parents and subsidiaries and any subsidiary of any of the Corporation’s parents (the Corporation and such parents and subsidiaries collectively, the “Corporation’s Affiliated Group”), any material document or information obtained from a member of the Corporation’s Affiliated Group, or in the course of his employment with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning the Corporation’s or Mortgage Corp.’s customers (the “Confidential Information”) unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own; provided, however, that nothing in this section 15(a)(ii) shall prevent the Executive, with or without the Corporation’s or Mortgage Corp.’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, the Executive shall, to the extent practicable under the circumstances, notify the Corporation and Mortgage Corp. in advance of and afford the Corporation and Mortgage Corp. an opportunity, at their own expense, to take action to prevent or limit the scope of such participation or disclosure.

(iii)  Proprietary Information. The Executive acknowledges that, during the course of his employment, he will, alone or jointly with others, develop or have access to information (whether in written, oral, electronic or other form) concerning the Corporation’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Corporation’s Affiliated Group (the “Proprietary Information”). The Executive acknowledges that all such Proprietary Information is, as between the Executive and the Corporation’s Affiliated Group, the sole property of the Corporation’s Affiliated Group and that the Executive has no right, title or interest therein. During his employment with the Corporation and Mortgage Corp. and at all times thereafter, the Executive shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Corporation’s Affiliated Group. At any time upon the Corporation’s or Mortgage Corp.’s request, and in any event upon his termination of employment with the Corporation and Mortgage Corp., the Executive shall promptly return to the Corporation and Mortgage Corp. all Proprietary Information in his possession in any form or media and all laptop computers, cell phones and other property of the Corporation’s Affiliated Group in his possession and shall, if requested to do so by the Corporation or Mortgage Corp., certify in writing that any Proprietary Information not so returned has been destroyed.

(iv)  Solicitation. The Executive, prior to the later of October 31, 2008 and the third annual anniversary of the Employment Date, shall not, without the written consent of the Corporation and Mortgage Corp., either directly or indirectly:

(A)  solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Corporation’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment);

(B)  provide any information, advice or recommendation with respect to any such officer or employee to any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing, encouraging or enabling any officer or employee of the Corporation’s Affiliated Group to terminate his employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, to any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment); or

(C)  directly or indirectly solicit, or facilitate in any manner any other person’s or entity’s solicitation of, business in competition with the Corporation’s Business in the Corporation’s Geographic Market (the Corporation’s Geographic Market for this purpose to be determined as of the date of his termination of employment) from (I) any of the Corporation’s or Mortgage Corp.’s customers with whom the Executive served as a relationship manager, or whom the Executive was assigned to solicit on behalf of the Corporation or Mortgage Corp., at any time during the period of one (1) year ending on the date of his termination of employment; (II) any other person or entity which the Executive knows to be one of the Corporation’s or Mortgage Corp.’s customers, or (III) any other person or entity which the Executive knows is being actively solicited by the Corporation or Mortgage Corp. on, or had been identified for active solicitation by the Corporation or Mortgage Corp. at any time during the period of one (1) year ending on, the date of his termination of employment with the Corporation and Mortgage Corp.

(b)  Reasonableness of Covenants. The Executive acknowledges that: (i) the Corporation and Mortgage Corp. have a legitimate business interest in preserving their investment in their Confidential Information and Proprietary Information, and the Corporation and Mortgage Corp.’s customers; (ii) the restrictions set forth in this section 15 constitute reasonable restrictions to protect the Corporation’s and Mortgage Corp.’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Executive’s ability to seek or secure employment following his termination of employment with the Corporation and Mortgage Corp.; and (v) his employment by the Corporation and Mortgage Corp. and the Additional Termination Entitlements (if any) constitute adequate consideration for his adherence to such restrictions.

(c)           Specific Performance. The Executive acknowledges that money damages will not be an adequate remedy for his failure to observe or perform any of the covenants set forth in section 15(a). Therefore, the Corporation and Mortgage Corp. each shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance.

(d)  Notification to Subsequent Employers and Potential Employers. Prior to accepting employment with any person or entity other than a member of the Corporation’s Affiliated Group, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof.

(e)  Reformation or Modification. In the event that this section 15 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this section 15 or any portion hereof in such manner as he or it determines to be necessary to render this section 15 enforceable to the maximum possible extent and to enforce this section 15 as so modified.

16.  No Effect on Employee Benefit Plans or Programs.

The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Corporation and Mortgage Corp. or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Corporation's or Mortgage Corp.’s qualified or non-qualified retirement, pension, savings, thrift or profit-sharing plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Corporation or Mortgage Corp. from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Corporation or Mortgage Corp. is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

17.  Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Corporation, Mortgage Corp. and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Corporation or Mortgage Corp. may be sold or otherwise transferred. Failure of the Corporation or Mortgage Corp. to obtain from its successor its express written assumption of the Corporation's or Mortgage Corp.’s obligations hereunder at least 30 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

18.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Steve Y. Khoshabe
Personal and Confidential
c/o United Financial Mortgage Corp.
815 Commerce Drive, Suite 100
Oak Brook, Illinois 60523

with a copy to:

Barack Ferrazzano Et. Al.
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: Edwin S. del Hierro, Esq.

If to the Corporation or the Mortgage Corp.:

ARH Mortgage Inc.
c/o Airlie Opportunity Fund, LP
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention: Andrew Dwyer

with a copy to:

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

19.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

20.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.  Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts entered into and to be performed entirely within the State of Illinois.

23.  Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the employment agreement between the Executive and Mortgage Corp. dated August 1, 2003, including, without limitation, any provisions of such employment agreement that by their terms survive the termination, expiration, or supersedure of such employment agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

25.  Non-Duplication.

In the event that the Executive shall perform services for any direct or indirect subsidiary or affiliate of the Corporation or Mortgage Corp., any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Corporation and Mortgage Corp. hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Corporation, Mortgage Corp. and all of their respective direct or indirect subsidiaries and affiliates.

26.  Dispute Resolution.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The expenses of the parties, including reasonable out-of-pocket costs and expenses of the prevailing party’s legal counsel and the costs and expenses of the arbitrator, shall be borne by the non-prevailing party if the arbitrator determines that any of the claims brought or any of the defenses asserted by such non-prevailing party were not brought, or were not asserted, in good faith. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Corporation and Mortgage Corp. each shall have the right apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim equitable relief to which they may be entitled in connection with any alleged violations of section 15 of this Agreement.

In WITHNESS WHEREOF, the Corporation and Mortgage Corp. have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

STEVE Y. KHOSHABE

ARH MORTGAGE INC.

By:
Name: Dort A. Cameron III
Title: President

UNITED FINANCIAL MORTGAGE CORP.

:	By:
Name: Michael A. Kraft
Title: Executive Vice President and Corporate Counsel

ANNEX E

FORM OF OPINION OF THE PURCHASER’S COUNSEL

Pursuant to Section 7.02(c) of the Agreement, counsel for the Purchaser shall deliver an opinion in form and substance set forth below. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

(A)  The Purchaser is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

(B)  The execution, delivery and performance of the Agreement by the Purchaser have been duly authorized by all necessary corporate action.

(C)  With respect to the Purchaser, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any court, agency or other governmental body, except such as have been obtained, effected or given.

(D)  With respect to the Purchaser, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby will not result in: (i) any breach or violation of its certificate of incorporation or bylaws, (ii) to such counsel’s knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which the Purchaser is a party or by which it is bound or (iii) any breach or violation of any statute or regulation or, to such counsel’s knowledge, any order of any court, agency or other governmental body.

(E)  With respect to the Purchaser, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to such counsel’s knowledge threatened, against the Purchaser which, either in one instance or in the aggregate, draws into question the validity of any of the Agreement or the Merger, seeks to prevent the consummation of any of the transactions contemplated by the Agreement or would materially impair the Purchaser’s ability to perform its obligations under the Agreement.

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ANNEX F

FORM OF OPINION OF THE COMPANY’S COUNSEL

Pursuant to Section 7.03(c) of the Agreement, counsel for the Company shall deliver an opinion in form and substance set forth below. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

(A)  The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois. The Company has the requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

(B)  The execution, delivery and performance of the Agreement by the Company have been duly authorized by all necessary corporate action.

(C)  With respect to the Company, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any court, agency or other governmental body, except such as have been obtained, effected or given.

(D)  With respect to the Company, the performance of its obligations under the Agreement and the consummation of the transactions contemplated thereby will not result in: (i) any breach or violation of its articles of incorporation or bylaws, (ii) to such counsel’s knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which the Company is a party or by which it is bound or (iii) any breach or violation of any statute or regulation or, to such counsel’s knowledge, any order of any court, agency or other governmental body.

(E)  With respect to the Company, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to such counsel’s knowledge threatened, against the Company which, either in one instance or in the aggregate, draws into question the validity of any of the Agreement or the Merger, seeks to prevent the consummation of any of the transactions contemplated by the Agreement or would materially impair the Company’s ability to perform its obligations under the Agreement.

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